Exhibit 10.15

Execution Copy

Combination Agreement

entered into by

Fenix Parts, Inc.,

David A. Gold and Kenneth L. Gold

and

Goldy Metals Incorporated,

Goldy Metals Holdings Inc., and

Standard Auto Wreckers, Inc.

September 24, 2014

Table of Contents

Article 1 Definitions		1

Article 2 The Transaction		2

2.1	Consideration for Shares of Company Stock	2
2.2	Company Indebtedness	2
2.3	Estimated Working Capital	2
2.4	Accounts Receivable	2
2.5	Capital Expenditures	2
2.6	Other Closing Actions and Events	2
2.7	Lloyds of London Litigation	3

Article 3 Closing		4

Article 4 Representations and Warranties of the Shareholders		4

4.1	Shareholder Ownership and Authorization	4
4.2	Organization, Authorization and Enforceability	5
4.3	Capital Stock	5
4.4	No Violation	6
4.5	No Consent Required	6
4.6	Financial Statements	6
4.7	Books and Records	6
4.8	Title to Assets	7
4.9	Equipment and Trucks	7
4.10	Inventory and Accounts Receivable	7
4.11	Facility Lease	7
4.12	Contracts	8
4.13	Permits	9
4.14	Intellectual Property	10
4.15	Undisclosed Liabilities	11
4.16	Taxes	11
4.17	No Material Adverse Change	11
4.18	Employee Benefits	12
4.19	Insurance	13
4.20	Compliance	13
4.21	Legal Proceedings	13
4.22	Absence of Certain Events	13
4.23	Environmental Matters	14
4.24	Employees	15
4.25	Labor Relations	16
4.26	Certain Payments	16
4.27	Related Parties	16
4.28	IPO	16
4.29	Broker’s Fee	16
4.30	Disclosure	16

i

Article 5 Representations and Warranties of Fenix		17

5.1	Organization, Authorization and Enforceability	17
5.2	Capital Stock	17
5.3	No Violation	18
5.4	No Consent Required	18
5.5	Balance Sheet	18
5.6	Legal Proceedings	18
5.7	Other Combining Companies	19
5.8	Investment in Shares	19
5.09	Broker’s Fee	19
5.10	Due Diligence	19

Article 6 Pre-Closing Events		19

6.1	General	19
6.2	Conduct of Business	19
6.3	Access to Information	20
6.4	Confidentiality and Information Sharing	20
6.5	Notice of Developments	20
6.6	Supplements to Schedules	20
6.7	Exclusivity	21
6.8	Filings by the Company	21
6.9	Filings by Fenix	21
6.10	Cooperation in Preparation of Registration Statement	21

Article 7 Post-Closing Tax Matters		22

7.1	Post-Closing Company Tax Returns	22
7.2	Cooperation on Tax Matters	22

Article 8 Conditions to Closing		23

8.1	Fenix Closing Conditions	23
8.2	Shareholder Closing Conditions	24

Article 9 Termination		24

9.1	Termination	24
9.2	Effect of Termination	25

Article 10 Indemnification		25

10.1	Indemnification of Fenix	25
10.2	Indemnification of the Corporate Shareholders and Shareholders	26
10.3	Threshold and Cap	26
10.4	Survival	27
10.5	Notice of Indemnification Claim	27
10.6	Resolution of Claims	27
10.7	Third Party Suits	27
10.8	Remedies	29
10.9	Specific Performance	29

ii

Article 11 Miscellaneous		29

11.1	Expenses	29
11.2	Schedules	29
11.3	Parties’ Review	29
11.4	Publicity	29
11.5	Notices	30
11.6	Performance by the Company	30
11.7	Further Assurances	31
11.8	Waiver	31
11.9	Entire Agreement	31
11.10	Assignment	31
11.11	No Third Party Beneficiaries	31
11.12	Construction	31
11.13	Severability	31
11.14	Counterparts	32
11.15	Governing Law	32
11.17	Binding Effect	32

Annex I		1

Exhibit

Form of Lease (Niagara Falls, New York Facility)	A

iii

Combination Agreement

This Combination Agreement (this “Agreement”) is entered into as of September 24, 2014 by Fenix Parts, Inc., a Delaware corporation (“Fenix”), David A. Gold and Kenneth L. Gold (each a “Shareholder” and together the “Shareholders”), Standard Auto Wreckers Inc., a New York corporation (the “Company”), and Goldy Metals Incorporated, an Ontario corporation and Goldy Metals Holdings Inc., an Ontario corporation (each a “Corporate Shareholder” and together the “Corporate Shareholders”).

Background:

A. Fenix has entered into combination agreements for, or intends to negotiate or is currently negotiating the terms of combination agreements for, the combination of several companies (the “Combining Companies”) engaged in the business of providing alternative vehicle collision replacement products (the “Business”), in exchange for cash and/or shares of Fenix common stock (the “Consideration”). The Company is one of the Combining Companies.

B. Concurrently with the closing of an underwritten initial public offering (“IPO”) of Fenix common stock (“Fenix Stock”) and as part of a single transaction that includes the IPO, the stockholders or other equity interest holders of each Combining Company will transfer to Fenix, in exchange for the Consideration, all of the stock of or other equity interests in the Combining Companies. The Corporate Shareholders are the owners of all of the stock of the Company.

C. After the combination of the Combining Companies, the Company will continue to operate under its own name in order to preserve the value of the Company’s goodwill.

D. The IPO and the combination of the Combining Companies will be described in a registration statement on Form S-1 that Fenix will file with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), to be declared effective by the SEC prior to the commencement of sales of Fenix Stock in the IPO (the “Registration Statement”).

E. Fenix expects to file the Registration Statement with the SEC as promptly as practicable following the completion of an audit of the financial statements of the Company and the other Combining Companies by BDO USA, LLP.

Now, therefore, in consideration of their mutual promises and intending to be legally bound, the Parties agree as follows:

Article 1

Definitions

Certain capitalized terms used in this Agreement are defined in Annex I.

Article 2

The Transaction

2.1	Consideration for Shares of Company Stock

(a) Pursuant to the terms of this Agreement, at Closing:

(1) the Corporate Shareholders shall assign, transfer, and deliver to Fenix the certificate or certificates representing all of their respective shares of the Company’s common stock and collectively representing all of the Company’s issued and outstanding shares of capital stock, with each certificate duly endorsed for transfer to Fenix or accompanied by a duly executed assignment separate from certificate; and

(2) Fenix will acquire the shares of the Company’s capital stock from the Corporate Shareholders for Consideration consisting of $12,000,000 in cash in the aggregate, which shall be paid to the Corporate Shareholders by a wire transfer of immediately available funds upon Fenix’s receipt of the net proceeds from the IPO.

(b) The number of shares of the Company’s capital stock that each Corporate Shareholder owns and will deliver to Fenix is shown on Schedule 2.1(b).

(c) The Consideration shall be subject to adjustment as provided in Sections 2.2, 2.3, 2.5 and 2.6.

2.2	Company Indebtedness

At or prior to Closing, the Parties shall agree on the aggregate outstanding Indebtedness of the Company as of the Closing Date (excluding Indebtedness taken into account in the determination of Working Capital) (“Closing Date Indebtedness”), and the cash component of the Consideration payable at Closing shall be reduced by the amount of the Company’s Closing Date Indebtedness. This reduction shall be allocated among the Corporate Shareholders according to their Percentage Interests.

2.3	Estimated Working Capital

[Intentionally omitted to reflect aggregate working capital adjustment in the Canada combination agreement]

2.4	Accounts Receivable

(a) Following Closing, Fenix shall cause the Company to use reasonable efforts consistent with its historical practice to collect its Accounts Receivable as of the Closing Date (the Company’s “Closing Date Accounts Receivable”), but the Company shall not be required to resort to litigation or referral to a collection agency. Fenix shall cause the Company not to consent to or accept any reduction, discount or settlement of any Closing Date Account Receivable without the Corporate Shareholders’ prior written approval.

(b) The Company shall turn over to the Corporate Shareholders at regular weekly intervals any collections of the Company’s Closing Date Accounts Receivable. Payments on Accounts Receivable received after the Closing Date shall be applied first as may be reasonably determined based on reference to an invoice, reference to an order or based or the amount paid, and otherwise shall be applied to the applicable Accounts Receivable with the oldest due dates.

2.5	Capital Expenditures

[Intentionally omitted to reflect aggregate capital expenditure adjustment in the Canada combination agreement]

2.6	Other Closing Actions and Events

At Closing, the following shall also occur:

(a) the landlord the Company shall enter into a new 15-year Facility Lease for the Niagara Facility substantially in the form of the attached Exhibit A;

(b) the Shareholders shall deliver a signed certificate to Fenix certifying that:

(i) the Shareholders’ representations and warranties in Article 4, as qualified or limited by any exceptions in the Schedules to Article 4, were true and correct as of the date of this Agreement (other than representations and warranties that address matters as of a certain date, which were true and correct as of that date) and are true and correct on the Closing Date as if made at and as of Closing (other than representations and warranties that address matters as of a certain date, which were true and correct as of that date);

(ii) the Shareholders and the Company have performed, complied with or satisfied in all material respects all of the obligations, agreements and conditions under this Agreement that they are required to perform, comply with or satisfy prior to or at Closing; and

(iii) resolutions in the form attached to the certificate were duly adopted by the Company’s board of directors and stockholders to authorize its execution, delivery and performance of this Agreement;

(c) Fenix shall deliver a certificate, signed by its president or another executive officer, certifying to the Shareholders that:

(i) Felix’s representations and warranties in Article 5 were true and correct as of the date of this Agreement and are true and correct on the Closing Date as if made at and as of Closing;

(ii) Fenix has performed, complied with or satisfied in all material respects all of the obligations, agreements and conditions under this Agreement that it is required to perform, comply with or satisfy prior to or at Closing; and

(iii) resolutions in the form attached to the certificate were duly adopted by Felix’s board of directors to authorize its execution, delivery and performance of this Agreement; and

(d) the Corporate Shareholders and the Shareholders shall deliver all other documents and instruments that Fenix or its counsel reasonably request (for example, (i) a completed IRS Form W-9 from each of the Corporate Shareholders and (ii) signature cards to change the signatories on the Company’s bank accounts as Fenix directs); and Fenix shall deliver all other documents and instruments that the Corporate Shareholders or the Shareholders or their counsel reasonably request.

2.7	Lloyds of London Litigation

Notwithstanding Section 6.2, at or prior to Closing, the Corporate Shareholders may cause the Company to distribute to the Shareholders all of the Company’s claims or causes of action asserted in, or rights of setoff, recovery or recoupment arising out of, the Company’s lawsuit against Underwriters At Lloyds of London pending in the New York State Supreme Court, case caption number: index number 135802/2009 (the “Lloyds of London Litigation”).

Article 3

Closing

Subject to the satisfaction or waiver of the conditions described in Sections 8.1 and 8.2 (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at Closing), the closing of the Transaction (“Closing”) shall take place concurrently with the closing of the Fenix IPO. Closing shall occur at the offices of Johnson and Colmar at 2201 Waukegan Road, Suite 260, Bannockburn, Illinois 60015, unless another place is agreed to in writing by Fenix and the Shareholders. The date on which Closing actually takes occurs is referred to in this Agreement as the “Closing Date.”

Article 4

Representations and Warranties of the Shareholders

In order to induce Fenix to enter into this Agreement, the Shareholders represent and warrant to Fenix as follows in this Article 4. All of the Shareholders’ representations and warranties are made jointly and severally with the exception of the representations and warranties in Section 4.1. Each Shareholder’s representations and warranties in Section 4.1 are made solely in respect of himself or herself and not in respect of any other Shareholder.

The Shareholders’ representations and warranties in Section 4.6 shall not be considered to have been made until the Shareholders and Fenix agree on the Financial Statements and the Interim Financial Statements; and when the Shareholders and Fenix have agreed on the Financial Statements and the Interim Financial Statements, the Shareholders’ representations and warranties in Section 4.6 shall be considered to have been made as of the date this Agreement.

4.1	Shareholder Ownership and Authorization

(a) The Corporate Shareholder is the sole owner of record, beneficial owner and holder, free and clear of any Liens (other than restrictions on transfer under the Securities Act and state securities Laws), of the number of shares of the capital stock of the Company listed against the Corporate Shareholder’s name on the attached Schedule 4.1(a) (the Shareholder’s “Shares”).

(b) Except as set forth on Schedule 4.1(b), neither the Shareholder nor any Corporate Shareholder is a party to or bound by (i) any shareholders agreement, buy-sell agreement, option agreement or other Contract (other than this Agreement) relating to the sale, transfer or other disposition of any of a Corporate Shareholder’s Shares or the shares of any Corporate Shareholder or (ii) any voting trust, proxy or other Contract relating to the voting of any of a Corporate Shareholder’s Shares or the shares of any Corporate Shareholder. Any such Contract set forth on Schedule 4.1(b) shall be terminated as of Closing.

(c) The Shareholder and each Corporate Shareholder has the legal capacity and power and authority to execute and deliver this Agreement and each of the Shareholder’s Closing Documents and to perform the Shareholder’s obligations under this Agreement and each of the Shareholder’s Closing Documents.

(d) This Agreement constitutes a legal, valid and binding obligation of the Shareholder and each Corporate Shareholder, and upon the Shareholder’s and each Corporate Shareholder’s execution and delivery of the Shareholder’s and each Corporate Shareholder’s Closing Documents (and assuming execution and delivery by the other party or parties, if any), each of the Shareholder’s and each Corporate Shareholder’s Closing Documents will constitute a legal, valid and binding obligation of the Shareholder, and each Corporate Shareholder enforceable against the Shareholder and each Corporate Shareholder in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.2	Organization, Authorization and Enforceability

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under all Contracts.

(b) Except as disclosed on Schedule 4.2(b), the Company is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each other state or jurisdiction in which qualification is required by applicable Law.

(c) The Company has full corporate power and authority to execute and deliver this Agreement and each of its Closing Documents and to perform its obligations under this Agreement and each of its Closing Documents.

(d) The Company’s execution, delivery and performance of this Agreement and each of its Closing Documents has been duly authorized by all necessary action required by its Organizational Documents and applicable Law.

(e) This Agreement constitutes, and upon the Company’s execution and delivery of its Closing Documents (and assuming due execution and delivery by the other party or parties, if any), each of its Closing Documents will constitute, a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.3	Capital Stock

(a) The Company’s authorized capital consists of 1,000 shares of common stock, no par value, of which 200 shares are issued and outstanding. The Corporate Shareholders’ Shares constitute all of the Company’s issued and outstanding shares of capital stock. All of the Corporate Shareholders’ Shares are duly authorized, validly issued, fully paid and nonassessable, and none of the Corporate Shareholders’ Shares was issued in violation of the Securities Act or any state securities or other Law or in violation of or subject to any preemptive rights.

(b) Except as set forth on Schedule 4.3(b), the Company does not have any debt securities convertible into or exchangeable for shares of its common stock, and there are no options, warrants, calls, puts, subscription rights, conversion rights or other Contracts to which the Company is a party or by which it is bound providing for the issuance of any shares of its common stock or any other equity securities. Any such convertible debt securities or Contracts set forth on Schedule 4.3(b) will not exist as of Closing.

(c) Except as disclosed on Schedule 4.3(c), there are no shareholders agreements, buy-sell agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to the voting or disposition of any shares of its common stock or creating any obligation on its part to repurchase, redeem or otherwise acquire or retire any shares of its common stock.

(d) Except as disclosed on Schedule 4.3(d), the Company does not own any shares of stock or an equity interest in any other corporation, partnership, limited liability company or other Person.

4.4	No Violation

Except as disclosed on Schedule 4.4, the execution, delivery and performance of this Agreement by the Corporate Shareholders, the Shareholders and the Company and the closing of the Transaction will not, either directly or indirectly, and with or without Notice or the passage of time or both:

(a) violate or conflict with the Company’s Organizational Documents or any resolution adopted by its board of directors or stockholders;

(b) result in a Default under any Contract to which the Company or any Corporate Shareholder or Shareholder is a party or by which the Company or any Corporate Shareholder or Shareholder is bound;

(c) result in the imposition or creation of a Lien upon any of the Corporate Shareholders’ Shares or any of the assets that the Company owns or uses;

(d) violate or conflict with, or give any Governmental Authority or other Person the right to challenge the Transaction or to obtain any other relief under, any Law or Order to which the Company, the Corporate Shareholders or the Shareholders are subject; or

(e) violate or conflict with, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Environmental or other Permit issued to or held by the Company.

4.5	No Consent Required

Except as disclosed on Schedule 4.5, execution, the delivery and performance of this Agreement by the Corporate Shareholders, the Shareholders and the Company, and their execution, delivery and performance of each of their Closing Documents, do not require the Corporate Shareholders, the Shareholders or the Company to give any Notice to, make any filing with, or obtain any Permit from or other Consent of any Governmental Authority or other Person.

4.6	Financial Statements

(a) The Financial Statements (which are attached as Schedule 4.6(a)) fairly present in all material respects the financial position and results of operations of the Company as of the dates indicated and for the two years then ended.

(b) The Interim Financial Statements (which are attached as Schedule 4.6(b)) fairly present in all material respects the results of operations of the Company for the six months ended June 30, 2014.

4.7	Books and Records

The information reflected in the Company’s Books and Records are complete and correct in all material respects. The corporate minutebooks of the Company contain materially accurate and complete records of all meetings and corporate actions taken without a meeting by the written consent of the its board of directors and shareholders. All of the Company’s Books and Records (including its corporate minutebooks) will be in its possession at Closing.

4.8	Title to Assets

(a) The Company owns or has a leasehold interest in all of the tangible and intangible assets of any type or kind that it purports to own or lease, including (i) all of the assets that it purported to own or lease as of June 30, 2014 and (ii) all of the assets that it purchased or otherwise acquired after June 30, 2014, except for assets that were sold or disposed of in the Ordinary Course of Business prior to the date of this Agreement.

(b) Except as disclosed on Schedule 4.8(b), the Company has good and marketable title to all of its assets that it purports to own, free and clear of any Liens other than Permitted Liens.

(c) Except as disclosed on Schedule 4.8(c), the Company’s assets constitute all of the tangible and intangible assets relating to, used or held for use in the conduct of the Business and are sufficient to enable the Business to be conducted in the same manner that it is currently conducted.

(d) Except as disclosed on Schedule 4.8(d), none of the tangible and intangible assets that the Company uses or holds for use in the conduct of the Business is owned by, leased from or otherwise made available by a Related Party.

4.9	Equipment and Trucks

(a) To the Shareholders’ Knowledge, Schedule 4.9(a) contains complete and accurate lists of the following assets owned by the Company as of the date of this Agreement: (i) all Equipment (excluding IT Equipment) having an original purchase price of more than $5,000, identifying each piece of Equipment by manufacturer, description, model number, serial number and location; (ii) all IT Equipment having an original purchase price of more than $1,000, identifying each piece of IT Equipment by manufacturer, description, model number, serial number and location; and (iii) all Trucks, identifying each Truck by make, year, vehicle identification number and location.

(b) Except as disclosed on Schedule 4.9(b), to the Shareholders’ Knowledge, each piece of Equipment, IT Equipment and Truck listed on Schedule 4.9(a) (i) has been maintained in accordance with normal industry practice, (ii) is in good operating condition and repair, except for normal wear and tear, (iii) is free from patent defects other than minor defects that do not interfere with its continued use and (iv) is suitable for the purposes for which it is currently used.

4.10	Inventory and Accounts Receivable

(a) Except as disclosed on Schedule 4.10, to the Shareholders’ Knowledge, the Company’s Inventory is fit for the purposes for which it was purchased.

(b) All of the Accounts Receivable of the Company are properly reflected on its Books and Records and, subject to the Company’s reserve for doubtful accounts, if any, constitute bona fide, valid and binding receivables, except for normal trade discounts for early payment.

4.11	Facility Lease

The Company does not own any real property or have any interest in real property other than its leasehold interest in the Niagara Facility Lease. In respect of the Niagara Facility Lease:

(a) the Company is the tenant and has a good and valid leasehold interest in the Facility Lease free and clear of any Liens except for Permitted Liens and easements, covenants and other encumbrances and restrictions of record that do not materially impair the Company’s current use of the Leased Facility;

(b) the Company’s current use of the Leased Facility does not violate any applicable Law, Order or Permit; the Company has obtained all Permits required for the Leased Facility’s current use; and the Company has not assigned or subleased its leasehold interest;

(c) the Company is not, and to the Shareholders’ Knowledge, the landlord is not, in Default in a material respect under the Facility Lease; the Company has not received any Notice asserting a violation of or a Default under the Facility Lease; and to the Shareholders’ Knowledge, no event has occurred or circumstance exists that, with or without Notice or the passage of time or both, would result in a Default in a material respect under the Facility Lease or would give the landlord the right to exercise any remedy under the Facility Lease or to cancel, terminate or modify the Facility Lease; and

(d) the Leased Facility is now and will be at the time of Closing in good operating condition and repair, except for normal wear and tear; to the Shareholders’ Knowledge, the Leased Facility is structurally sound and free of defects, and no material alterations, repairs or restorations are required under the Facility Lease or any applicable Law, Order or Permit; and the Leased Facility is supplied with adequate utilities and other services necessary for the current use of the Leased Facility.

4.12	Contracts

(a) Schedule 4.12(a) contains complete and accurate lists of the following types of Contracts relating to the Business to which the Company is a party or by which it is bound as of the date of this Agreement (listing each Contract in all lists applicable to the Contract):

(1) all Equipment Leases, identifying each Equipment Lease by (i) manufacturer, description, model number, serial number and location of the leased Equipment, (ii) lessor, lessee, term of lease and rent payable and (iii) whether the lease has been classified as an operating lease or a capital lease;

(2) all Truck Leases, identifying each Truck Lease by (i) make, year, vehicle identification number and location of the Truck, (ii) lessor, lessee, term of lease and monthly payables and (iii) whether the lease has been classified as an operating lease or capital lease;

(3) all Contracts to purchase goods or services;

(4) all Contracts to furnish goods or services to another Person;

(5) all Contracts under which it has created, incurred, assumed or secured any Indebtedness;

(6) all Contracts under which it has made or secured any loan or advance to another Person;

(7) all Contracts under which it has guaranteed the contractual performance of or payment by another Person;

(8) all powers of attorney and other Contracts under which it has appointed another Person as its attorney-in-fact;

(9) all Contracts creating a partnership or joint venture with another Person;

(10) all Contracts providing for exclusivity of rights or obligations or restricting or purporting to restrict the scope or geographical area of the Company’s business activities or those of another Person, whether through noncompetition or nonsolicitation covenants or otherwise;

(11) all Contracts granting it or another Person a right of first refusal or right of first negotiation;

(12) all Contracts with any Related Party; and

(13) all Contracts or groups of related Contracts entered into outside of the Ordinary Course of Business and involving payments or consideration of more than $25,000 in the aggregate.

(b) Except as disclosed on Schedule 4.12(b):

(1) each Contract listed on Schedule 4.12(a) is legal, valid, binding, enforceable and in full force and effect, and to the Shareholders’ Knowledge, will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms upon the closing of the Transaction;

(2) the Company is not and, to the Shareholders’ Knowledge, no other party is in Default in a material respect under any Contract listed on Schedule 4.12(a), and to the Shareholders’ Knowledge, no event has occurred or circumstance exists that, with or without Notice or the passage of time or both, reasonably could be expected to result in a Default in a material respect under any Contract listed on Schedule 4.12(a) or give any party the right to exercise any remedy under the Contract or to cancel, terminate or modify the Contract;

(3) the Company has not given Notice to or received any Notice from any other Person relating to an alleged or potential default under, or an intention to terminate or not renew, any Contract listed on Schedule 4.12(a); and

(4) no Contract listed on Schedule 4.12(a) contains a provision requiring the Consent of any other party to the change of control of the Company upon the closing of the Transaction; and

(5) to the Shareholders’ Knowledge, each piece of Equipment and Truck leased under an Equipment Lease or Truck Lease listed on Schedule 4.12(a) (i) has been maintained in accordance with normal industry practice, (ii) is in good operating condition and repair, except for normal wear and tear, (iii) is free from patent defects other than minor defects that do not interfere with its continued use and (iv) is suitable for the purposes for which it is currently used.

4.13	Permits

(a) Schedule 4.13(a) contains a complete and accurate list of all of the Permits held by the Company as of the date of this Agreement.

(b) Except as disclosed on Schedule 4.13(b):

(1) all of the Permits listed on Schedule 4.13(a) are valid and in full force and effect, and no other Permits are required for the lawful conduct of the Business as it is currently conducted;

(2) the Company is in compliance in all material respects with the Permits listed on Schedule 4.13(a);

(3) to the Shareholders’ Knowledge, no event has occurred or circumstance exists that, with or without Notice or the passage of time or both, reasonably could be expected to (i) constitute or result in a violation of or failure to comply with any Permit listed on Schedule 4.13(a) or (ii) result in the revocation, withdrawal, suspension, cancellation, termination or material modification of any listed Permit;

(4) the Company has not received any Notice from any Governmental Authority or other Person regarding (i) any actual, alleged or potential violation of or failure to comply with any of the Permits listed on Schedule 4.13(a) or (ii) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination or modification of any of the listed Permits; and

(5) the Company has duly filed on a timely basis all applications that were required to be filed for the renewal of the Permits listed on Schedule 4.13(a), and has duly made on a timely basis all other filings required to have been made in respect of the listed Permits.

4.14	Intellectual Property

(a) Schedule 4.14(a) contains complete and accurate lists and descriptions of:

(1) all of the Company’s Patents, Marks and Copyrights for which an application has been filed with or a registration has been issued by a Governmental Authority, all of its other Patents and Marks and all of the Software that it owns (collectively, the Company’s “Proprietary Intellectual Property”);

(2) all of the Company’s licenses, sublicenses and other material Contracts from or with third parties by which it uses or has the right to use a third party’s Intellectual Property (collectively, the Company’s “Licensed Intellectual Property”); and

(3) all of the licenses, sublicenses and other Contracts by which the Company has licensed, sublicensed or otherwise granted a third party the right to use its Proprietary Intellectual Property or Licensed Intellectual Property.

(b) Except as disclosed on Schedule 4.14(b):

(1) the Company (i) has good and marketable title to all of its Proprietary Intellectual Property, free and clear of any Liens, and (ii) possesses all of the rights necessary to use all of the Intellectual Property that it uses in the conduct of the Business as it is currently conducted;

(2) to the Shareholders’ Knowledge, (i) the Company’s Proprietary Intellectual Property is not violating or infringing and has not violated or infringed any third party’s Intellectual Property, and (ii) no third party is violating or infringing or has violated or infringed the Company’s Proprietary Intellectual Property;

(3) no Suit is pending or, to the Shareholders’ Knowledge, Threatened that challenges the legality, validity, enforceability, use or the Company’s exclusive ownership of any of its Proprietary Intellectual Property;

(4) the Company is not in Default in a material respect under a license, sublicense or other Contract included in its Licensed Intellectual Property; and

(5) the Company has not given Notice to or received any Notice from any other Person relating to an alleged or potential Default under, or an intention to terminate or not renew, any license, sublicense or other Contract included in its Licensed Intellectual Property.

4.15	Undisclosed Liabilities

The Company does not have any Liabilities as of the date of this Agreement except for (i) Liabilities reflected on the Interim Balance Sheet, (ii) Liabilities that have arisen since the date of the Interim Balance Sheet in the Ordinary Course of Business and did not result from or arise out of a breach of Contract, tort or violation of any Law or Order and (iii) Liabilities disclosed on other Schedules to this Agreement.

4.16	Taxes

(a) Except as set forth on Schedule 4.16(a), the Company has filed all Tax Returns that it was required to file prior to the date of this Agreement and will timely file all Tax Returns that it is required to file on or after the date of this Agreement and prior to the Closing Date. All Tax Returns that the Company filed prior to the date of this Agreement were correct and complete in all material respects, and all Taxes due in connection with those returns have been paid. All Tax Returns that the Company files on or after the date of this Agreement and prior to the Closing Date will be correct and complete in all material respects, and all Taxes due in connection with these returns will be paid when due.

(b) Except as disclosed on Schedule 4.16(b), no Tax Return that the Company filed prior to the date of this Agreement is currently under audit or examination, and the Company has not received Notice from any Governmental Authority that (i) any Tax Return that it filed will be audited or examined or that (ii) it is or may be liable for additional Taxes in respect of any Tax Return or for the payment of Taxes in respect of a Tax Return that it did not file (because, for example, it believed that it was not subject to taxation by the jurisdiction in question).

(c) The Company has withheld and paid to the proper Governmental Authority all Taxes that it was required to withhold and pay in respect of compensation, benefits or other amounts paid or provided to any employee or independent contractor.

(d) Except as disclosed on Schedule 4.16(d), since January 1, 2012, the Company has not extended the time in which to file any Tax Return that has not yet been filed, waived the statute of limitations for any Tax or agreed to any extension of time for a Tax assessment or deficiency.

(e) Schedule 4.16(e) contains a complete and accurate list of all Tax Returns that the Company has filed since January 1, 2012.

4.17	No Material Adverse Change

Since January 1, 2012 and except as described in Schedule 4.17 or on other Schedules to this Agreement, (i) no material adverse change has occurred in the Company’s assets, financial condition,

operations, operating results or prospects, and (ii) to the Shareholders’ Knowledge, no event has occurred or circumstance exists that, individually or in the aggregate, reasonably could be expected to result in such a material adverse change.

4.18	Employee Benefits

(a) Schedule 4.18(a) contains a complete and accurate list of all of the current Employee Benefit Plans under which the Company has any Liability or obligation, or had any Liability or obligation at any time since January 1, 2012, whether contingent or otherwise.

(b) Except as disclosed on Schedule 4.18(b), in the case of each Employee Benefit Plan listed on Schedule 4.18(a):

(1) the plan (and any related trust or insurance policy) complies in form and in operation in all material respects with the applicable requirements of ERISA and the Internal Revenue Code, as the case may be (or complied in form and operation while the Company maintained or contributed to or was bound by the plan or its employees participated in the plan);

(2) all required contributions to or premiums or other payments in respect of the plan have been paid, and all required reports and descriptions have been filed with the proper Governmental Authority or distributed to participants as required;

(3) there have been no “reportable events” (as defined in §4043 of ERISA) or non-exempt “prohibited transactions” (as defined in §406 of ERISA and §4975 of the Internal Revenue Code) in respect of the plan; and

(4) no Suit in respect of the administration of the plan or the investment of plan assets is pending or, to the Shareholders’ Knowledge, Threatened, and to the Shareholders’ Knowledge, there is no basis for any such Suit.

(c) Except as disclosed on Schedule 4.18(c) or to the extent of continuation coverage required by §4980B of the Internal Revenue Code, the Company does not provide health or other welfare benefits to any retired or former employee and is not obligated to provide health or other welfare benefits to any active employee following his or her retirement or other termination of service.

(d) The Company does not maintain and has never maintained an Employee Benefit Plan that is or was subject to the “minimum funding standards” under §302 of ERISA or that is or was subject to Title IV of ERISA.

(e) Except as disclosed on Schedule 4.18(e), the employees of the Company are not required to be treated as employed by a single employer with the employees of another entity for purposes of §§414(b), (c) or (m) of the Internal Revenue Code.

(f) Except as disclosed on Schedule 4.18(f), the Company does not contribute to and has never been required to contribute to any “multiemployer plan” (as defined in §3(37) of ERISA), incurred any “withdrawal liability” (as defined in §4021 of ERISA) in respect of any multiemployer plan, or withdrawn from any multiemployer plan in a “complete withdrawal” or a “partial withdrawal” (as defined in §§4203 and 4205 of ERISA).

(g) Except as disclosed on Schedule 4.18(g), neither the execution of this Agreement nor the closing of the Transaction will result in (i) an increase in benefits under any Employee Benefit Plan listed on Schedule 4.18(a) or any Contract with any current, former or retired employee of the Company or (ii) an acceleration of the time of payment or vesting of any such benefits.

4.19	Insurance

(a) Schedule 4.19(a) contains complete and accurate lists of: (i) all insurance policies under which the Company is insured or covered or was insured or covered at any time since January 1, 2011; and (ii) all self-insurance arrangements by the Company.

(b) Schedule 4.19(b) contains complete and accurate lists of or provides: (i) a summary, by year, since January 1, 2011, of the loss experience, as applicable, under each insurance policy listed on Schedule 4.19(a); (ii) the amount and a brief description of each claim in excess of $25,000 since January 1, 2011 under each insurance policy listed on Schedule 4.19(a); and (iii) a summary of the loss experience, as applicable, for all claims since January 1, 2011 under each self-insurance arrangement listed on Schedule 4.19(a).

4.20	Compliance

Except as disclosed on Schedule 4.20:

(a) the Company is, and has been at all times since January 1, 2012, in compliance in all material respects with all Laws and Orders that are or were applicable to it or to its conduct of the Business;

(b) to the Shareholders’ Knowledge, no event has occurred or circumstance exists that, with or without Notice or the passage of time or both, could (i) constitute or result in the Company’s violation of or its failure to comply with, in a material respect, any Law or Order applicable to the Business or (ii) give rise to any legal obligation of the Company to undertake or bear all or any portion of the cost of any remedial or corrective action of any kind; and

(c) since January 1, 2012, the Company has not received any Notice from any Governmental Authority or other Person regarding (i) its actual, alleged or potential violation of or failure to comply with any applicable Law or Order or (ii) its actual, alleged or potential obligation to undertake or bear all or any portion of the cost of any remedial or corrective action of any kind.

4.21	Legal Proceedings

(a) Schedule 4.21 contains a complete and accurate list of all pending Suits in which the Company is a party and all other Suits in which the Company was a party at any time since January 1, 2012.

(b) To the Shareholders’ Knowledge, (i) no Suit against the Company is Threatened (including any Suit that challenges the Transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction) and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for any Suit to be brought or Threatened against the Company.

4.22	Absence of Certain Events

Except as disclosed on Schedule 4.22, since the date of the Interim Balance Sheet, the Company has not:

(a) sold, leased, transferred or disposed of any of its assets except in the Ordinary Course of Business;

(b) entered into any Contract except in the Ordinary Course of Business;

(c) terminated, accelerated or modified any Contract to which it is or was a party or by which it is or was bound, or has agreed to do so, or has received Notice that another party has done so or intends to do so, except in the case of Contracts that expired in accordance with their terms or that were terminated in the Ordinary Course of Business;

(d) imposed or permitted any Lien, other than Permitted Liens, on any of its assets except in the Ordinary Course of Business;

(e) delayed or postponed (beyond its normal practice) payment of its accounts payable and other current liabilities;

(f) cancelled, compromised, waived or released any material claim or right outside of the Ordinary Course of Business;

(g) experienced any material damage, destruction or loss to any of its assets, whether or not covered by insurance;

(h) changed the base compensation or other terms of employment of any of its employees;

(i) paid a bonus to any employee or made a dividend or other distribution to any stockholder;

(j) adopted a new Employee Benefit Plan, terminated any existing plan or increased the benefits under or otherwise modified any existing plan except as contemplated in this Agreement;

(k) amended its Organizational Documents;

(l) issued, sold, redeemed or repurchased any equity interests or other securities or retired any Indebtedness;

(m) made any capital expenditures in excess of $25,000 in the aggregate;

(n) made any material change in its accounting principles or methods; or

(o) entered into any Contract to do any of the matters described in the preceding clauses (a)–(n).

4.23	Environmental Matters

Except as disclosed on Schedule 4.23:

(a) to the Shareholders’ Knowledge, the Company is in compliance in all material respects with all Environmental Laws and was in compliance in all material respects with all Environmental Laws at all times in the past;

(b) to the Shareholders’ Knowledge, the Company has, and is in compliance in all material respects with, all Environmental Permits required to conduct the Business as it is currently conducted, and had, and was in compliance in all material respects with, all Environmental Permits required to conduct the Business as it was conducted at all times in the past;

(c) the Company has not received and, to the Shareholders’ Knowledge, there is no reasonable basis to expect it to receive, Notice from any Governmental Authority, any private citizen acting in the public interest, the current or prior owner or operator of any current or former Facility, or any other Person, of (i) any actual or alleged violation or failure to comply with any material requirement under any Environmental Law or Occupational Safety and Health Law or (ii) any actual or alleged Cleanup Liability or other Environmental Liability;

(d) to the Shareholders’ Knowledge, the Company does not have any Cleanup Liability or other Environmental Liability in respect of any current or former Facility, any property adjoining any such Facility, or any assets used or held for use in the conduct of the Business;

(e) to the Shareholders’ Knowledge, except for Hazardous Materials stored, used or processed in the Ordinary Course of Business and in compliance with all Environmental Laws and Environmental Permits, there are no Hazardous Materials at the Leased Facility; and except for Hazardous Activities conducted in the Ordinary Course of Business and in compliance with all Environmental Laws and Environmental Permits, the Company has not permitted or conducted any Hazardous Activity at any current or former Facility;

(f) to the Shareholders’ Knowledge, there has not been any Release or threatened Release by the Company of any Hazardous Materials at or from any current or former Facility or any property adjoining any such current or former Facility; and

(g) to the Shareholders’ Knowledge, the Company has not assumed, undertaken, provided an indemnity in respect of or otherwise become subject to any Cleanup Liability or other Environmental Liability of another Person.

4.24	Employees

(a) Schedule 4.24(a) contains a complete and accurate list of the Company’s employees as of the date of this Agreement, including employees on leave of absence: name, job title, date of hire and current base compensation.

(b) Schedule 4.24(b) contains a complete and accurate list of the Company’s written employment, consulting, independent contractor, bonus, incentive, severance, confidentiality, noncompetition, proprietary rights and other related Contracts or programs with its employees, consultants and independent contractors.

(c) The Company has complied in all material respects with all applicable documentation requirements of the U.S. Immigration and Customs Enforcement in respect of its employees.

(d) Except for Contracts with the Company listed on Schedule 4.24(b), to the Shareholders’ Knowledge, no employee of the Company is a party to or is otherwise bound by any confidentiality, noncompetition or proprietary rights Contract with any Person that limit or restrict the scope of his or her duties as an employee of the Company (or of Fenix following Closing).

(e) The Company is not a party to any employee-leasing Contract.

4.25	Labor Relations

(a) The Company is not and has never been a party to any collective bargaining agreement or other labor Contract.

(b) The Company is not experiencing and has not experienced at any time since January 1, 2012, (i) any strike, slowdown, picketing or work stoppage by or lockout of its employees, (ii) any Suit relating to any alleged violation of any Law or Order relating to labor relations or employment matters (including any charge or complaint filed by an employee or union with the U.S. National Labor Relations Board or Equal Employment Opportunity Commission or any other comparable Governmental Authority, or (iii) any activity to organize or establish a collective bargaining unit, trade union or employee association.

4.26	Certain Payments

With the exception of cash political contributions in compliance with applicable Law, neither the Company nor any of the Shareholders nor, to the Shareholders’ Knowledge, any officer, director, employee or agent of the Company or any other Person associated with or acting for the Company, has directly or indirectly made or paid any contribution, gift, bribe, rebate, payoff, kickback or other payment, whether in money, property or services or any other form, to any Person in order to gain or pay for favorable treatment in obtaining business or in violation of any Law.

4.27	Related Parties

Except as disclosed on Schedule 4.27, no Shareholder or any Related Party has or had at any time since January 1, 2012 a direct or indirect financial or other interest in any transaction or any other business dealings with the Company, whether as a customer, supplier, vendor or in any other capacity, except as an officer, director or employee of the Company, or as an owner of a Facility.

4.28	IPO

The Corporate Shareholders, the Shareholders and the Company understand and acknowledge that (i) there is no firm commitment, binding agreement, promise or other assurance of any kind, whether express or implied, and whether oral or written, that the Registration Statement will become effective or that the IPO pursuant the Registration Statement will occur at a particular price or within a particular range of prices or occur at all and that (ii) neither Fenix nor any of its officers, directors, agents or representatives, nor any Underwriter, will have any liability to the Company, the Corporate Shareholders or the Shareholders for any failure of the Registration Statement to become effective or any failure of the IPO to occur at a particular price or within a particular range of prices or to occur at all.

4.29	Broker’s Fee

Except as disclosed on Schedule 4.30, neither the Company nor the Corporate Shareholders have any Liability or obligation to pay any fees or commissions to any broker, finder or agent in respect of the Transaction.

4.30	Disclosure

(a) The Corporate Shareholders and the Company have provided or made available to Fenix true and complete copies of authentic originals of the documents referred to in this Article 4 or listed on the Schedules to this Article 4.

(b) No Notice given by the Corporate Shareholders pursuant to Section 6.5 will contain an untrue statement or omit to state a material fact necessary to make any statement in the Notice, in light of the circumstances in which it was made, not misleading.

Article 5

Representations and Warranties of Fenix

In order to induce the Corporate Shareholders, the Shareholders and the Company to enter into this Agreement, Fenix represents and warrants to the Corporate Shareholders and the Shareholders Shareholders as follows:

5.1	Organization, Authorization and Enforceability

(a) Fenix is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under all Contracts.

(b) Fenix is duly qualified to do business as a foreign corporation and is in good standing under the Laws of each other state or jurisdiction in which qualification is required by applicable Law.

(c) Fenix has full corporate power and authority to execute and deliver this Agreement and each of its Closing Documents and to perform its obligations under this Agreement and each of its Closing Documents.

(d) Fenix’s execution, delivery and performance of this Agreement and each of its Closing Documents has been duly authorized by all necessary action required by its Organizational Documents and applicable Law.

(e) This Agreement constitutes, and upon Fenix’s execution and delivery of its Closing Documents (and assuming due execution and delivery by the other party or parties, if any), each of Fenix’s Closing Documents will constitute, a legal, valid and binding obligation of Fenix, enforceable against it in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.2	Capital Stock

(a) As of the date of this Agreement, Fenix’s authorized capital consists of 1,250 shares of common stock, no par value, of which 1,101 shares are issued and outstanding. As of the Closing Date, the authorized capital of Fenix will consist of at least 10,000,000 shares of common stock, par value $.01 per share, of which the number of issued and outstanding shares will be as described in the Registration Statement.

(b) All of the issued and outstanding shares of Fenix common stock as of the date of this Agreement are owned of record and beneficially by the persons and in the amounts listed on Schedule 5.2, in each case free and clear of any Liens (other than restrictions on transfer under the Securities Act and state securities Laws). All of these shares are duly authorized, validly issued, fully paid and nonassessable, and none of them was issued in violation of the Securities Act or any state securities or other Law or in violation of or subject to any preemptive right.

(c) Except for the other combination agreements and as disclosed on Schedule 5.2(c), Fenix does not have any debt securities convertible into or exchangeable for shares of its common stock, and there are no options, warrants, calls, puts, subscription rights, conversion rights or other Contracts to which Fenix is a party or by which it is bound providing for the issuance of any shares of its common stock or any other equity securities.

(d) Except as disclosed on Schedule 5.2(d), there are no shareholders agreements, buy-sell agreements, voting trusts or other Contracts to which Fenix is a party or by which it is bound relating to the voting or disposition of any shares of its common stock or creating any obligation on its part to repurchase, redeem or otherwise acquire or retire any shares of its common stock.

(e) Except for the corporations and other entities to become subsidiaries of Fenix pursuant to the other combination agreements, Fenix does not own any shares of stock or an equity interest in any other corporation, partnership, limited liability company or other Person.

5.3	No Violation

Fenix’s execution, delivery and performance of this Agreement and the closing of the Transaction will not, either directly or indirectly, and with or without Notice or the passage of time or both:

(a) violate or conflict with Fenix’s Organizational Documents or any resolution adopted by its board of directors or stockholders;

(b) result in a Default under any Contract to which Fenix is a party or by which it is bound;

(c) result in the imposition or creation of a Lien upon any of the assets that Fenix owns or uses; or

(d) violate or conflict with, or give any Governmental Authority or other Person the right to challenge the Transaction or to obtain any other relief under, any Law or Order to which Fenix is subject.

5.4	No Consent Required

Except as disclosed on Schedule 5.4, Fenix’s execution, delivery and performance of this Agreement and each of its Closing Documents do not require any Notice to, filing with, Permit from or other Consent of any Governmental Authority or other Person.

5.5	Balance Sheet

Fenix was incorporated on January 2, 2014. Fenix has not conducted any operations since its date of incorporation other than (i) raising $2,010,000 in equity through the sale of 201 shares of its common stock to 13 investors and (ii) entering into or negotiating to enter into this Agreement and the other combination agreements and incurring the attendant legal, accounting and other expenses. The Fenix Balance Sheet (which is attached as Schedule 5.5) fairly presents the financial position of Fenix as of the date indicated.

5.6	Legal Proceedings

No Suit against Fenix is pending, and to Fenix’s Knowledge, (i) no Suit against Fenix is Threatened (including any Suit that challenges the Transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction) and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for any Suit to be brought or Threatened against Fenix.

5.7	Other Combining Companies

Schedule 5.8 contains a complete and accurate list of the names, addresses and telephone numbers of the other Combining Companies.

5.8	Investment in Shares

Fenix is acquiring the Corporate Shareholders’ Shares for investment purposes and not with a view to a distribution of the Shares.

5.09	Broker’s Fee

Fenix does not have any Liability or obligation to pay any fees or commissions to any broker, finder or agent in respect of the Transaction.

5.10	Due Diligence

Fenix has conducted a reasonable due diligence investigation with respect to the other Combining Companies, and to Fenix’s Knowledge, the Registration Statement does not contain an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article 6

Pre-Closing Events

6.1	General

Pending Closing, the Parties shall use commercially reasonable efforts to take all actions that may be necessary to close the Transaction in accordance with the terms of this Agreement (but Fenix shall not be required to waive any of the Fenix Closing Conditions, and the Corporate Shareholders shall not be required to waive any of the Corporate Shareholder Closing Conditions). As requested by Fenix, the Corporate Shareholders and the Company shall cooperate in the audit of the Company’s financial statements by Fenix’s accountants (at Fenix’s expense) and in preparation of the Registration Statement.

6.2	Conduct of Business

Pending Closing, the Company shall:

(a) conduct the Business in the Ordinary Course of Business, and use commercially reasonable efforts to maintain the Business substantially intact and to preserve its goodwill and advantageous relationships with customers, employees, suppliers and other Persons having business dealings with the Business; and

(b) not take any affirmative action that results in the occurrence of an event described in Section 4.22, and take any reasonable action within the Company’s control that would avoid the occurrence of an event described in Section 4.22.

6.3	Access to Information

Pending Closing, the Corporate Shareholders and the Shareholders shall:

(a) cause the Company to afford Fenix and its representatives (including its lawyers, accountants, consultants and the like) reasonable access during normal business hours, but without unreasonable interference with operations, to the Company’s Facilities and to its Books and Records and other documents relating to the Business;

(b) respond to reasonable inquires by Fenix and its representatives regarding the Company and the Business;

(c) cause the Company to furnish Fenix and its representatives with all information and copies of all documents concerning the Company and the Business that Fenix and its representatives reasonably request; and

(d) otherwise cooperate with Fenix in its due diligence activities and in preparation of the Registration Statement.

6.4	Confidentiality and Information Sharing

(a) Pending Closing, and subject to Section 6.3(b), each Party shall maintain in confidence, and, as applicable, shall cause its directors, officers, employees and representatives to maintain in confidence, and use only for the purposes contemplated by this Agreement, all written, oral or other information obtained from the other Party pursuant to this Agreement relating to (i) the Company and the Business, (ii) the other Combining Companies and (iii) the Registration Statement and IPO.

(b) Fenix, in its discretion, may share with the Shareholders at their request any information relating to the other Combining Companies and the terms of their respective combination agreements, and shall share with the Corporate Shareholders and the Shareholders any information relating to any other Combining Company and the terms of its combination agreement corresponding to any information about the Company and this Agreement that Fenix shares with the other Combining Company. Upon request, Fenix will provide a copy of the respective combination agreements of the other Combining Companies.

6.5	Notice of Developments

Pending Closing, the Shareholders shall promptly give written Notice to Fenix of:

(a) any fact or circumstance of which the Shareholders become aware that causes or constitutes an inaccuracy in or breach of any of the Shareholders’ representations and warranties in Article 4 as of the date of this Agreement;

(b) any fact or circumstance of which the Shareholders become aware that would cause or constitute an inaccuracy in or breach of any of the Shareholders’ representations and warranties in Article 4 if those representations and warranties were made on and as of the date of occurrence or discovery of the fact or circumstance; or

(c) the occurrence of any event of which the Shareholders becomes aware that reasonably could be expected to make satisfaction of any Shareholder Closing Condition impossible or unlikely.

6.6	Supplements to Schedules

Pending Closing, the Corporate Shareholders and the Shareholders may supplement or correct the Schedules to Article 4 as necessary to insure their completeness and accuracy. No supplement or correction to any Schedule or Schedules to Article 4 shall be effective, however, to cure any breach or inaccuracy in any of the representations and warranties in Article 4; but if Fenix does not exercise its right to terminate this Agreement under Section 9.1 and closes the Transaction, the supplement or correction shall constitute an amendment of the Schedule or Schedules to which it relates for all purposes of this Agreement.

6.7	Exclusivity

Pending Closing, neither the Corporate Shareholders, the Shareholders nor the Company shall directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Fenix) relating to any transaction involving (i) the sale of any of the Corporate Shareholders’ Shares or any of the shares of the Corporate Shareholders held by the Shareholders, (ii) the sale of the Business or any of its assets, other than sales of assets in the Ordinary Course of Business, (iii) any merger, consolidation, business combination or similar transaction involving the Company or (iv) any sale or issuance of shares of common stock or other equity securities in the Company.

6.8	Filings by the Company

As promptly as practicable after written confirmation by Fenix of the proposed Closing Date, the Company shall give each Notice, make each filing and obtain each Permit or other Consent listed on Schedule 4.5, if any. To the extent that the cooperation of Fenix is necessary or, in the Shareholders’ reasonable judgment, desirable, Fenix shall cooperate with the Company in regard to any Notices, filings, Permits and other Consents listed on Schedule 4.5.

6.9	Filings by Fenix

As promptly as practicable after the date of this Agreement, Fenix shall give each Notice, make each filing and obtain each Permit or other Consent listed on Schedule 5.4, if any. To the extent that the cooperation of the Company, the Corporate Shareholders or the Shareholders is necessary or, in Fenix’s reasonable judgment, desirable, the Corporate Shareholders, the Shareholders and the Company shall cooperate with Fenix in regard to any Notices, filings, Permits and other Consents listed on Schedule 4.5.

6.10	Cooperation in Preparation of Registration Statement

(a) The Shareholders and the Company shall furnish or cause to be furnished to Fenix all information concerning the Corporate Shareholders and the Company that may be reasonably required or requested for inclusion in the Registration Statement, and will cooperate with Fenix and the Underwriters in the preparation of the Registration Statement and the prospectus included in the Registration Statement.

(b) If at any time during the period in which a prospectus relating to the IPO is required to be delivered under the Securities Act, any information contained in the prospectus concerning the Shareholders or the Company becomes inaccurate or incomplete in any material respect, the Shareholders and the Company shall promptly so advise Fenix and provide the information necessary to correct any such inaccuracy or to complete any such incomplete information. Fenix shall give the Shareholders and the Company an opportunity to review and comment on the Registration Statement and all amendments prior to their being filed.

Article 7

Post-Closing Tax Matters

7.1	Post-Closing Company Tax Returns

(a) The Shareholders shall cause to be prepared, for filing by Fenix, all Tax Returns that the Company is required to file after the Closing Date for any taxable period ending on or prior to the Closing Date, and the Shareholders shall be solely responsible for the payment of all Taxes due in connection with these returns.

(b) Fenix shall prepare and file all federal, state and local Tax Returns that the Company is required to file for any taxable period beginning on or after the Closing Date, and it shall be solely responsible for the payment of all Taxes due in connection with these returns.

(c) For all Tax Returns that the Company is required to file for any taxable period beginning before and ending after the Closing Date (a “Straddle Period”), Fenix shall prepare and file such Tax Returns and shall be responsible for the payment of all Taxes due in connection with these returns, subject to the obligation of the Shareholders to reimburse Fenix for the portion of each such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date (the “Reimbursable Portion”). In this regard:

(1) in the case of a Tax for a Straddle Period that is based on or related to income or receipts or is imposed in connection with the sale of goods or services, the Reimbursable Portion of the Tax shall be equal to the amount that would have been payable if the Straddle Period had ended on (and included) the Closing Date; and

(2) in the case of a Tax for a Straddle Period that is imposed in respect of the assets of the Company or is otherwise measured by the value or level of any item, the Reimbursable Portion of the Tax shall be equal to the product of the Tax multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(d) The Shareholders shall reimburse Fenix for the Reimbursable Portion of any Tax payable under Section 7.1(c) no later than 10 Business Days after Fenix provides the Shareholders with its calculation of the Reimbursable Portion together with a copy of the underlying Tax Return as filed with the appropriate Governmental Authority.

7.2	Cooperation on Tax Matters

(a) Fenix shall cooperate with the Shareholders to enable them to cause to be prepared all Tax Returns that they are required to cause to be prepared pursuant to Section 7.1(a); and in this regard, Fenix shall retain and make available to the Shareholders all of the Company’s Books and Records that the Shareholders reasonably require and cause the Company to sign all Tax Returns that the Shareholders cause to be prepared. Fenix shall have the right to review and approve each such Tax Return and at least 10 Business Days in which to comment on it before it is filed.

(b) The Shareholders shall have the right to review each Tax Return for a Straddle Period that Fenix is required to file pursuant to Section 7.1(c) and at least 10 Business Days in which to comment on it before it is filed.

(c) Fenix shall promptly provide written Notice to the Shareholders of any audit, litigation or other proceeding in respect of any Tax or Tax Return relating to a taxable period ending on or before the Closing Date, and Fenix and the Shareholders shall cooperate with one another in connection with any such audit, litigation or other proceeding. In Fenix’s case, this cooperation shall include retaining and making available to the Shareholders all of the Company’s Books and Records that the Shareholders reasonably require and, to the extent that the Shareholders reasonably consider necessary, causing the

Company’s employees to be available on a mutually convenient basis to provide additional information or explanation. Prior to the Company’s destruction or discard of any Books and Records for any period prior to the Closing Date, Fenix shall give reasonable written Notice to the Shareholders and, if they request, shall allow the Shareholders to take possession of such Books and Records.

Article 8

Conditions to Closing

8.1	Fenix Closing Conditions

Fenix’s obligation to close the Transaction is subject to the satisfaction of each of the following conditions (the “Fenix Closing Conditions”) at or prior to Closing:

(a) the Shareholders’ representations and warranties in Article 4, as qualified or limited by any exceptions in the Schedules to Article 4, are true and correct on the Closing Date as if made at and as of Closing (other than representations and warranties that address matters as of a certain date, which were true and correct as of that date);

(b) the Corporate Shareholders and the Shareholders have executed and delivered all of the documents and instruments that they are required to execute and deliver or enter into prior to or at Closing, and have performed, complied with or satisfied in all material respects all of the other obligations, agreements and conditions under this Agreement that they are required to perform, comply with or satisfy at or prior to Closing;

(c) each Notice or filing listed on Schedule 4.5 has been duly given or made, and each Consent or Permit listed on Schedule 4.5 has been obtained and is in full force;

(d) Fenix and the Shareholders have agreed on the Financial Statements and the Interim Financial Statements;

(e) Fenix has closed under that certain combination agreement dated as of September 24, 2014 among Fenix, Fenix Parts Canada, Inc., a Canadian Corporation, David A. Gold and Kenneth L. Gold and Goldy Metals Incorporated, an Ontario corporation, End of Life Vehicles Inc., an Ontario corporation, Goldy Metals (Ottawa) Incorporated, an Ontario corporation, and 2434861 Ontario Inc., an Ontario corporation;

(f) no material adverse change in the Company’s assets, financial condition, operations, operating results or prospects has occurred since the date of this Agreement;

(g) no Suit has been initiated or Threatened since the date of this Agreement that challenges or seeks damages or other relief in connection with the Transaction or that could have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction;

(i) the Registration Statement has been declared effective;

(j) Fenix has approved the pricing and other terms of the IPO; and

(k) closing of the other combination agreements and closing of the IPO have both taken place concurrently with the closing of this Agreement.

Fenix may waive any condition specified in this Section 8.1 by a written waiver delivered to the Shareholders at any time prior to or at Closing.

8.2	Shareholder Closing Conditions

The Corporate Shareholders’ and the Shareholders’ obligation to close the Transaction is subject to the satisfaction of each of the following conditions (the “Shareholder Closing Conditions”) at or prior to Closing:

(a) Fenix’s representations and warranties in Article 5 were true and correct as of the date of this Agreement and are true and correct on the Closing Date as if made at and as of Closing;

(b) Fenix has executed and delivered all of the documents and instruments that it is required to execute and deliver or enter into prior to or at Closing, and has performed, complied with or satisfied in all material respects all of the other obligations, agreements and conditions under this Agreement that it is required to perform, comply with or satisfy prior to or at Closing;

(c) no Suit has been initiated or threatened since the date of this Agreement that challenges or seeks damages or other relief in connection with the Transaction or that could seeks to prevent the Transaction;

(d) the Registration Statement has been declared effective;

(e) closing of the other combination agreements and closing of the IPO have both taken place concurrently with the closing of this Agreement; and

(f) the IPO Price is $8.00 or higher.

The Corporate Shareholders and the Shareholders may waive any condition specified in this Section 8.2 by a written waiver delivered to Fenix at any time prior to or at Closing.

Article 9

Termination

9.1	Termination

(a) This Agreement may be terminated by Fenix, upon written Notice to the Shareholders, if prior to or at Closing:

(1) the Corporate Shareholders or the Shareholders Default in the performance of any of their material obligations under this Agreement and the Default is not cured within ten Business Days after Fenix gives written Notice of the Default to the Shareholders; or

(2) any Fenix Closing Condition is not satisfied as of the Outside Date (as defined below), or satisfaction of any Fenix Closing Condition is or becomes impossible (other than as a result of Fenix’s breach of or failure to perform its obligations under this Agreement), and Fenix does not waive satisfaction of the condition; or

(3) Closing has not occurred by December 15, 2014 (the “Outside Date”) (other than as a result of Fenix’s breach of or failure to perform its obligations under this Agreement); provided, however, that if the sole reason that Closing has not occurred by December 15, 2014 is that the financial information included in Fenix’s Registration Statement is required to be updated (gone “stale”) in accordance with SEC rules, March 15, 2015 will be substituted for December 15, 2014 as the Outside Date.

(b) This Agreement may be terminated by the Shareholders, upon written Notice to Fenix, if prior to or at Closing:

(1) Fenix Defaults in the performance of any of its material obligations under this Agreement and the Default is not cured within ten Business Days after the Shareholders give written Notice of the Default to Fenix;

(2) any Shareholder Closing Condition is not satisfied as of the Outside Date (as defined below), or satisfaction of any Shareholder Closing Condition is or becomes impossible (other than as a result of the Shareholders’ breach of or failure to perform their obligations under this Agreement) and the Shareholders do not waive satisfaction of the condition; or

(3) Closing has not occurred by December 15, 2014 (the “Outside Date”) (other than as a result of the Corporate Shareholders’ or the Shareholders’ breach of or failure to perform their obligations under this Agreement); provided, however, that if the sole reason that Closing has not occurred by December 15, 2014 is that the financial information included in Fenix’s Registration Statement is required to be updated (gone “stale”) in accordance with SEC rules, March 15, 2015 will be substituted for December 15, 2014 as the Outside Date.

(c) This Agreement may be terminated by the written agreement of the Parties.

9.2	Effect of Termination

If this Agreement is terminated, this Agreement shall no longer be of any force or effect, and there shall be no liability on the part of any Party or its respective directors, officers or shareholders except, in the case of termination because of a material default or material breach of a representation, warranty or covenant resulting from the wilful fault or gross negligence of the non-terminating Party, the aggrieved Party or Parties may recover from the defaulting Party the amount of expenses incurred by such aggrieved Party or Parties in connection with this Agreement and the transactions contemplated hereby. If this Agreement shall be terminated, each Party will (i) redeliver all documents, work papers and other materials of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the Party furnishing the same and (ii) destroy all documents, work papers and other materials developed by its accountants, agents, and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any Party hereto. Notwithstanding the termination of this Agreement pursuant to Section 9.1, the Parties’ confidentiality obligations under Section 6.4 shall survive termination and continue indefinitely.

Article 10

Indemnification

10.1	Indemnification of Fenix

(a) Subject to Sections 10.3 and 10.4, the Shareholders jointly and severally agree to indemnify Fenix against and hold Fenix harmless from:

(1) any Indemnifiable Loss that Fenix suffers or incurs that is caused by, arises out of or relates to any inaccuracy in or breach of any representation and warranty by the Shareholders in Article 4 or in the certificate delivered at Closing pursuant to Section 2.6(h); or

(2) any Indemnifiable Loss that Fenix suffers or incurs that is caused by, arises out of or relates to the Shareholder’s breach of or failure to perform any of their obligations under Article 7 in any material respect; or

(3) any Indemnifiable Loss that Fenix suffers or incurs that is caused by, arises out of or relates to any counterclaim or other claim by Underwriters at Lloyds of London or other third party in connection with the Lloyds of London Litigation (assuming distribution of the Lloyds of London Litigation to the Shareholders as permitted under Section 2.7).

(b) The benefit of the indemnification obligations of the Shareholders under this Section 10.1 shall extend to the respective officers, directors, employees and agents of Fenix and its affiliates.

10.2	Indemnification of the Corporate Shareholders and Shareholders

(a) Subject to Section 10.4, Fenix agrees to indemnify the Corporate Shareholders and the Shareholders against and hold each of them harmless from:

(1) any Indemnifiable Loss that the Corporate Shareholders or the Shareholders suffer or incur that is caused by, arises out of or relates to any inaccuracy in or breach of any representation and warranty by Fenix in Article 5 or in the certificate delivered at Closing pursuant to Section 2.6(i); or

(2) any Indemnifiable Loss that the Corporate Shareholders or the Shareholders suffer or incur that is caused by, arises out of or relates to Fenix’s breach of or failure to perform any of its obligations under Article 7 in any material respect.

(b) The benefit of Fenix’s indemnification obligation under this Section 10.2 shall extend to the heirs and legal representatives of the Corporate Shareholders and the Shareholders.

10.3	Threshold and Cap

(a) In respect of Fenix’s assertion of an Indemnification Claim under Section 10.1(a)(1), Fenix shall not be entitled to indemnification until the aggregate amount for which indemnification is sought exceeds 1.0% of the Purchase Price. If this threshold is reached, Fenix may assert an Indemnification Claim for the full amount of the Claim in excess of the threshold and may assert any subsequent Indemnification Claim under Section 10.1(a)(1) without regard to any threshold. No threshold shall apply, however, in the case of any Indemnifiable Loss caused by, arising out of or relating to any fraud or intentional misrepresentation.

(b) No threshold shall apply to Fenix’s assertion of an Indemnification Claim under Sections 10.1(a)(2) or 10.1(a)(3) or to the Corporate Shareholders’ or the Shareholders’ assertion of an Indemnification Claim under Sections 10.2(a)(1) or 10.2(a)(2).

(c) In no event shall the aggregate Liability of the Shareholders in respect of Indemnification Claims under Sections 10.1(a)(1) and 10.1(a)(2) exceed 40% of the Purchase Price; provided, however, that no cap shall apply in the case of any Indemnifiable Loss caused by, arising out of or relating to any fraud or intentional misrepresentation.

10.4	Survival

(a) An Indemnification Claim under Sections 10.1(a)(1) and 10.2(a)(1) may be asserted at any time prior to the second anniversary of the Closing Date, with the exception that:

(1) an Indemnification Claim under Section 10.(a)(1) in respect of any inaccuracy in or breach of any of the representations and warranties in Sections 4.16 (“Taxes”) and 4.23 (“Environmental Matters”) may be asserted at any time prior to the third anniversary of the Closing Date; and

(2) an Indemnification Claim under Section 10.(a)(1) in respect of any inaccuracy in or breach of any of the representations and warranties in Sections 4.1 (“Shareholder Ownership and Authorization”) and 4.8 (“Title to Assets”) and an Indemnification Claim under Section 10.1(a)(3) may be asserted at any time without limit.

10.5	Notice of Indemnification Claim

(a) The Indemnified Party may assert an Indemnification Claim by giving written Notice of the Indemnification Claim to the Indemnifying Party. The Indemnified Party’s Notice shall provide reasonable detail of the facts giving rise to the Indemnification Claim and a statement of the Indemnified Party’s Indemnifiable Loss or an estimate of the Indemnifiable Loss that the Indemnified Party reasonably anticipates that it will suffer. The Indemnified Party may amend or supplement its Indemnification Claim at any time, and more than once, by written Notice to the Indemnifying Party.

(b) If or to the extent that the Indemnification Claim is not in respect of a Third Party Suit, Section 10.6 shall apply. If or to the extent that the Indemnification Claim is in respect of a Third Party Suit, Section 10.7 shall apply.

10.6	Resolution of Claims

(a) If the Indemnifying Party does not object to an Indemnification Claim during the 30-day period following receipt of the Indemnified Party’s Notice of its Indemnification Claim, the Indemnified Party’s Indemnification Claim shall be considered undisputed, and the Indemnified Party shall be entitled to recover the actual amount of its Indemnifiable Loss from the Indemnifying Party, subject, in the case of an Indemnification Claim by Fenix, to the threshold, if any, in Section 10.3(a).

(b) If the Indemnifying Party gives written Notice to the Indemnified Party within the 30-day objection period that the Indemnifying Party objects to the Indemnified Party’s Indemnification Claim, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve their differences during the 30-day period following the Indemnified Party’s receipt of the Indemnifying Party’s Notice of its objection. If they fail to resolve their disagreement during this 30-day period, either of them may unilaterally submit the disputed Indemnification Claim for binding arbitration before the American Arbitration Association in Buffalo, New York in accordance with its rules for commercial arbitration in effect at the time. The award of the arbitrator or panel of arbitrators may include attorneys’ fees to the prevailing party. The prevailing Party may enforce the award of the arbitrator or panel of arbitrators in any court of competent jurisdiction.

10.7	Third Party Suits

(a) Fenix shall promptly give written Notice to the Shareholders of any Third Party Suit, which may be given by written Notice of an Indemnification Claim in respect of the Third Party Suit. Fenix’s failure or delay in giving this Notice shall not relieve the Shareholders from their indemnification obligation under this Article 10 in respect of the Third Party Suit, except to the extent that the Shareholders suffer or incur a loss or are prejudiced by reason of Fenix’s failure or delay.

(b) Fenix shall control the defense of any Third Party Suit. The Shareholders shall be entitled to copies of all pleadings and, at their expense, may participate in, but not control, the defense and employ their own counsel. The Shareholders shall in any event reasonably cooperate in the defense of the Third Party Suit.

(c) Fenix’s settlement of a Third Party Suit shall also be binding on the Shareholders, in the same manner as if a final judgment in the amount of the settlement had been entered by a court of competent jurisdiction, if, as part of the settlement, the Shareholders receive a binding release providing that any liability of the Shareholders in respect of the Third Party Suit is being satisfied as part of the settlement. Fenix shall give the Shareholders at least 30 days’ prior written Notice of any proposed settlement, and during this 30-day period the Shareholders may reject the proposed settlement and instead assume the defense of the Third Party Suit if:

(1) the Third Party Suit seeks only money damages and does not seek injunctive or other equitable relief against Fenix or the Company;

(2) the Shareholders unconditionally acknowledge in writing to Fenix that the Shareholders are obligated to indemnify Fenix in full in respect of the Third Party Suit (except for any matters that are not subject to indemnification under this Agreement);

(3) the counsel chosen by the Shareholders to defend the Third Party Suit is reasonably satisfactory to Fenix;

(4) the Shareholders furnish Fenix with security reasonably satisfactory to Fenix to assure that the Shareholders have the financial resources to defend the Third Party Suit and to satisfy their indemnification obligation in respect of the Third Party Suit;

(5) the Shareholders actively and diligently defend the Third Party Suit; and

(6) the Shareholders consult with Fenix regarding the Third Party Suit at Fenix’s reasonable request.

If the Shareholders assume the defense of the Third Party Suit, Fenix shall be entitled to copies of all pleadings and, at its expense, may participate in, but not control, the defense and employ its own counsel.

(d) The Shareholders may settle a Third Party Suit in which, pursuant to Section 10.7(c), the Shareholders control the defense only if the following conditions are satisfied:

(1) the terms of settlement do not require any admission by the Shareholders, the Company or Fenix, in respect of any matters subject to indemnification under this Article 10, that in Fenix’s reasonable judgment would have an adverse effect on the Company or Fenix; and

(2) as part of the settlement, Fenix receives a binding release providing that any liability of Fenix in respect of the Third Party Suit is being satisfied as part of the settlement.

(e) Fenix’s failure to defend a Third Party Suit shall not relieve the Shareholders of their indemnification obligation under this Article 10 if Fenix gives the Shareholders at least 30 days’ prior written Notice of Fenix’s intention not to defend the Third Party Suit and affords the Shareholders the opportunity to assume the defense without having to satisfy the conditions in Section 10.7(c) for assuming the defense.

10.8	Remedies

If Closing occurs, each Party’s sole and exclusive remedy for all claims and causes of action against the other Party, including those relating to any inaccuracy in or breach of any representation and warranty in this Agreement, shall be indemnification as provided in and limited by this Article 10. The provisions of this Section 10.8 shall not apply, however, (i) in the case of fraud or intentional misrepresentation on the part of the Shareholders or Fenix, or (ii) to the enforcement of any of the agreements described in Section 2.6.

10.9	Specific Performance

The Parties agree that irreparable damage would occur in the event that, prior to Closing, any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached. The Parties accordingly agree that, in addition to any other remedies available at law or in equity, prior to Closing the Parties shall be entitled to a temporary restraining order and a preliminary and permanent injunction, without the necessity of proving actual damages or posting any bond or security, to prevent a breach of this Agreement and to enforce specifically the provisions of this Agreement.

Article 11

Miscellaneous

11.1	Expenses

Each Party shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the closing of the Transaction. In the event of termination of this Agreement prior to Closing pursuant to Section 9.1, each Party’s obligation to pay its own expenses shall be subject to any right of recovery as a result of a Default under this Agreement by the other Party.

11.2	Schedules

Nothing in any Schedule to Article 4 shall be considered adequate to constitute an exception to the related representation and warranty in Article 4 unless the Schedule describes the relevant facts in reasonable detail. Any exception in a Schedule to Article 4 shall be considered an exception to any other representation and warranty in Article 4 to which the exception relates if it is reasonably apparent on its face that the exception in question relates to such other representation and warranty.

11.3	Parties’ Review

Any Knowledge acquired by a Party (or that should have been or could have been acquired) as a result of any due diligence or other review or investigation in connection with the negotiation and execution of this Agreement and the closing of the Transaction shall not limit that Party’s right to rely on the other Party’s representations and warranties in this Agreement or circumscribe that Party’s entitlement to indemnification under this Agreement.

11.4	Publicity

Any public announcement or similar publicity regarding this Agreement or the Transaction shall be issued only as, when and in the manner and form that Fenix determines. Fenix will use commercially reasonable efforts to notify Company of any impending public announcement or similar publicity.

11.5	Notices

(a) All Notices by a Party under this Agreement shall be in writing and sent by certified or registered mail, overnight messenger service, facsimile or personal delivery, as follows:

(1) if to the Corporate Shareholders, the Shareholders or the Company, to or in care of:

David Gold

134 Napa Hill Court

Thornhill, ON L4J 8T1 and to

Ken Gold

31 Ava Crescent

Richmond Hill, ON L4B 2X3

with a required copy to:

Cummings, Cooper, Schusheim, Berliner LLP

4100 Yonge Street, Suite 408

Toronto, Ontario, Canada M2P 2B5

Fax (416) 512-9501

Attention: Howard G. Cooper

(2)	if to Fenix, to:
Fenix Parts, Inc.
12901 SW 132nd Ave
Miami, FL 33186
Fax: (305) 397-1623
	Attention:	Mr. Kent Robertson
Chief Executive Officer

with a required copy to:

Johnson and Colmar

2201 Waukegan Road, Suite 260

Bannockburn, Illinois 60015

Fax: (312) 922-1980

Attention: Mr. Craig P. Colmar

(b) A Notice sent by certified or registered mail shall be considered to have been given three Business Days after being deposited in the mail. A Notice sent by overnight courier service, facsimile or personal delivery shall be considered to have been given when actually received by the intended recipient. A Party may change its address for purposes of this Agreement by Notice in accordance with this Section 11.5.

11.6	Performance by the Company

As the stockholders of the Company’s stockholders or of affiliates of the Company, the Shareholders shall cause the Company to execute and deliver all of the documents and instruments that it is required to execute and deliver or enter into prior to or at Closing, and to perform, comply with and satisfy all of the other obligations, agreements and conditions under this Agreement that it is required to perform, comply with and satisfy at or prior to Closing.

11.7	Further Assurances

The Parties agree to (i) furnish to one another other such further information, (ii) execute and deliver to one another such further documents and (iii) do such other acts and things, that either Party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to in this Agreement.

11.8	Waiver

The failure or any delay by any Party in exercising any right under this Agreement or any document referred to in this Agreement shall not operate as a waiver of that right, and no single or partial exercise of any right shall preclude any other or further exercise of that right or the exercise of any other right. All waivers shall be in writing and signed by the Party to be charged with the waiver, and no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given.

11.9	Entire Agreement

This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (together with (i) Annex I and the Exhibits, (ii) the Schedules and (iii) the Parties’ Closing Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed by the Party to be charged with the amendment.

11.10	Assignment

No Party may assign any of its rights under this Agreement without the prior written consent of the other Party.

11.11	No Third Party Beneficiaries

Nothing in this Agreement shall be considered to give any Person other than the Parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the Parties and their respective successors, permitted assigns, heirs and legal representatives.

11.12	Construction

(a) All references in this Agreement to “Section” or “Sections” refer to the corresponding section or sections of this Agreement.

(b) All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires.

(c) Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(d) The captions of articles and sections of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

11.13	Severability

The invalidity or unenforceability of any term or provision, or part of any term or provision, of this Agreement shall not affect the validity and enforceability of the other terms and provisions of this Agreement, and this Agreement shall be construed in all respects as if the invalid or unenforceable term or provision, or part, had been omitted.

11.14	Counterparts

This Agreement may be signed in any number of counterparts (including by facsimile or portable document format (pdf)), all of which together shall constitute one and the same instrument.

11.15	Governing Law

This Agreement shall be governed by the internal Laws of the State of Delaware, without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other state) that would cause the laws of any state other than the State of Delaware to govern this Agreement.

11.17	Binding Effect

This Agreement shall apply to, be binding in all respects upon and inure to the benefit of Parties and their respective heirs, legal representatives, successors and permitted assigns.

[Signature page follows]

In witness, the Parties have executed this Agreement.

Fenix Parts, Inc.

By
Kent Robertson
Chief Executive Officer

David A. Gold

Kenneth L. Gold

Goldy Metals Incorporated

By
	Name:	KENNETH L. GOLD
	Title:	PRESIDENT

Goldy Metals Holdings, Inc.

By
	Name:	KENNETH L. GOLD
	Title:	PRESIDENT

Standard Auto Wreckers, Inc.

By
	Name:	KENNETH L. GOLD
	Title:	PRESIDENT

[Signature page to Combination Agreement]

Annex I

Definitions

Accounts Receivable means all billed accounts receivable and other rights to payment from the Company’s customers.

Agreement is defined in the preamble of this Agreement.

Books and Records means books, records, ledgers, files, documents, correspondence, lists, reports, creative materials, advertising and promotional materials and other printed or written materials.

Business is defined in Paragraph A of the “Background” section of this Agreement.

Business Day means any day other than a Saturday, Sunday or federal legal holiday.

Cleanup Liability means any liability under any Environmental Law to undertake any corrective action, including any investigation, cleanup, removal, containment or other remedial response, action or activity of the type covered by the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

Closing and Closing Date are defined in Article 3.

Closing Date Account Receivables is defined in Section 2.4(a).

Closing Date Indebtedness is defined in Section 2.2.

Closing Documents means, in respect of a Party, the documents, instruments and agreements that the Party is required to deliver or enter into at Closing pursuant to the terms of this Agreement.

Company means Standard Auto Wreckers, Inc., a New York corporation.

Combining Companies is defined in Paragraph A of the “Background” section of this Agreement.

Consent means any approval, consent, ratification, waiver or other authorization.

Consideration is defined in Paragraph A of the “Background” section of this Agreement.

Contract means any written contract, agreement, obligation, promise or undertaking.

Corporate Shareholders is defined in the introduction to this Agreement.

Copyrights means all copyrights and copyrightable works (other than literary works).

Default means, in respect of a Contract, a breach or violation of or default under the Contract, or the occurrence of an event that with Notice or the passage of time or both would constitute a breach, violation or default or permit termination, modification or acceleration of the Contract.

EBITDA means earnings before interest, taxes, depreciation and amortization.

Employee Benefit Plan means (i) an “employee pension plan” as defined in § 3(2) of ERISA, (ii) an “employee welfare benefit plan” as defined in § 3(1) of ERISA or (iii) any other employee benefit or fringe benefit plan or program, whether established by Law, a written agreement or other instrument, or custom or informal understanding.

Environmental Law means any Law or Order relating to public health and safety, pollution or the protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and Resource Conservation and Recovery Act of 1976 and any other Law or Order relating to or imposing liability or standards of conduct for the use, handling, generation, manufacturing, distribution, production, importing, management, labeling, testing, processing, refinement, collection, Release, storage, transfer, transportation, treatment, disposal, clean-up or Release of Hazardous Materials.

Environmental Liability means any Cleanup Liability and any other liability of any type under any Environmental Law or Occupational Safety and Health Law.

Environmental Permit means a Permit required under any Environmental Law to conduct the Business.

Equipment means machinery, equipment, spare parts, furniture, fixtures and other items of tangible personal property of any type or kind used, held for use or useful in the conduct of the Business, (but not including any Inventory or Trucks) and IT Equipment.

Equipment Lease means a Contract for the lease of Equipment or for the purchase of Equipment under a conditional sales or title retention agreement.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations issued by the Internal Revenue Service and Department of Labor.

Facility means any office, yard or other facility or site that the Company currently owns or leases, or that it formerly owned or leased, in the conduct of the Business.

Facility Lease means the means the Company’s lease of the Facility at 3800 Highland Avenue, Niagara Falls, New York.

Fenix means Fenix Parts, Inc., a Delaware corporation.

Fenix Closing Conditions is defined in Section 8.1.

Fenix Stock is defined in Paragraph B of the “Background” section of this Agreement.

Financial Statements means the Company’s financial statements for the three years ended December 31, 2013.

GAAP means U.S. generally accepted accounting principles.

Governmental Authority means (x) any federal, state, provincial, local, municipal, foreign or other government and (y) any governmental or quasi-governmental body of any kind, including any administrative or regulatory agency, department, branch, commission or other entity.

Hazardous Activity means the use, handling, generation, manufacturing, production, distribution, importing, management, labeling, testing, processing, refinement, collection, storage, transfer, transportation, treatment, disposal, clean-up or Release of Hazardous Materials.

Hazardous Materials means any waste or other substance of any kind that is listed, defined, designated, classified or regulated under any Environmental Law as hazardous, radioactive or toxic or as a pollutant or contaminant.

Indebtedness means, in respect of the Company and without duplication: (i) the Company’s obligations for borrowed money or in respect of loans or advances; (ii) the Company’s obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) the Company’s obligations in respect of letters of credit issued for the Company’s account; (iv) the Company’s capital lease obligations; (v) the Company’s guaranties of another Person’s payment obligations; and (vi) all fees, accrued and unpaid interest, premiums or penalties related to any of the matters described in the preceding clauses.

Indemnifiable Loss means any actual loss, Liability, damage, cost or expense, including reasonable attorneys’ fees and costs of litigation.

Indemnification Claim means a written claim or demand for indemnification under Sections 10.1 or 10.2.

Indemnified Party means Fenix, in respect of an Indemnification Claim under Section 10.1, or the Corporate Shareholders or the Shareholders, in respect of an Indemnification Claim under Section 10.2, as the case may be.

Indemnifying Party means the Shareholders, in respect of an Indemnification Claim under Section 10.1, or Fenix, in respect of an Indemnification Claim under Section 10.2, as the case may be.

Intellectual Property means Patents, Marks, Copyrights and Software.

Interim Balance Sheet means the Company’s unaudited balance sheet as of June 30, 2014 included in the Interim Financial Statements.

Interim Financial Statements means the Company’s unaudited financial statements for the six months ended June 30, 2014.

Internal Revenue Code is defined in Paragraph C of the “Background” section of this Agreement.

Inventory means inventories of materials, supplies and parts used in the conduct of the Business.

IPO is defined in Paragraph B of the “Background” section of this Agreement.

IPO Price means the price to the public reflected in the prospectus of Fenix relating to the IPO that is first filed with the SEC pursuant to Rule 424(b) under the Securities Act.

IT Equipment means computer hardware, software, servers and ancillary equipment, telephones and other telecommunications products, office products such as photocopiers and fax machines, or other technology or equipment that is used in the creation, conversion, or duplication of data or information.

Knowledge means the actual awareness of a particular fact or other specified matter.

Law means any law, ordinance, code, regulation or rule of any Governmental Authority or any principle or rule of common law.

Leased Facility means the Facility leased under the Facility Lease.

Liability means any liability or obligation, whether known or unknown, absolute or contingent, liquidated or unliquidated, or due or to become due.

Licensed Intellectual Property is defined in Section 4.14(a)(2).

Lien means any security interest, judgment or other lien, mortgage, trust deed, claim, equitable interest, option, pledge, right of first refusal or other encumbrance or restriction of any kind.

Lloyds of London Litigation is defined in Section 2.7.

Marks means trademarks, service marks, trade names, assumed names, brand names and logotypes.

Niagara Facility means the Facility at 3800 Highland Avenue, Niagara Falls, New York.

Notice means any notice, demand, charge, complaint or other communication from any Person.

Occupational Safety and Health Law means any Law or Order relating to worker health and safety, including the Occupational Safety and Health Act of 1970.

Order means any order, judgment, decree, ruling, consent decree, settlement agreement, stipulation, injunction or subpoena entered or issued by any court, Governmental Authority or arbitrator.

Ordinary Course of Business means, in respect of the Company, an action taken by it that (i) is consistent with its past practices and is taken in the ordinary course of the normal day-to-day operations and (ii) is not required by applicable Law or its Organizational Documents to be authorized by its board of directors.

Organizational Documents means: (i) the certificate or articles of incorporation and by-laws of a corporation; (ii) the articles of organization or certificate of formation and operating agreement of a limited liability company; (iii) the trust agreement establishing an inter vivos trust or the will establishing a testamentary trust; and (iv) the charter or similar document adopted or filed in connection with the creation, formation or organization of any other type of entity. Any reference in this Agreement to a Person’s Organizational Documents means each of those documents as amended to date.

Party means any one of Fenix, the Company, the Corporate Shareholders and the Shareholders, and Parties means, as the context requires, any two or more of them or Fenix on the one hand and the Corporate Shareholders, the Shareholders and the Company on the other.

Patents means patents, patent applications and patent disclosures and related reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations.

Percentage Interest means, in respect of a Corporate Shareholder, its percentage interest in the Company’s issued and outstanding shares of capital stock.

Permit means any approval, consent, license, permit, registration, certificate, confirmation or other authorization issued, granted or otherwise made available by any Governmental Authority.

Permitted Lien means any Lien for Taxes that are not yet due and payable or any carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s, landlord’s, lessor’s or similar statutory Lien incidental to the Ordinary Course of Business.

Person means any individual, corporation, limited liability company, joint venture, association, organization, estate, trust or other entity or any Governmental Authority.

Pre-Closing Capital Expenditures is defined in Section 2.5.

Proprietary Intellectual Property is defined in Section 4.14(a)(1).

Purchase Price means the collective consideration being paid to the Corporate Shareholders pursuant to Section 2.1(a)(2).

Registration Statement is defined in Paragraph E of the “Background” section of this Agreement.

Related Party means, in respect of the Company, any Person (i) in which the Shareholders, or a family member of the Shareholders by blood, marriage or adoption, has a direct or indirect proprietary or other financial interest or (ii) for which the Shareholders, or a family member of the Shareholders by blood, marriage or adoption, is serving as an officer, director, partner, manager, trustee, consultant or advisor or in any other capacity.

Release means a spill, leak, emission, discharge, deposit, dumping or other release into the environment, whether intentional or unintentional.

Schedule means a schedule to this Agreement.

Securities Act is defined in Paragraph E of the “Background” section of this Agreement.

Shares is defined in Section 4.1(a).

Software means computer software, including source code, executable code, data, databases and related documentation. The term does not include commercially available off-the-shelf software.

Shareholder Closing Conditions is defined in Section 8.2.

Shareholders means Goldy Metals Incorporated and Goldy Metals Holdings, Inc.

Straddle Period is defined in Section 7.1(c).

Suit means any action, suit, proceeding, arbitration, hearing or investigation (whether civil, criminal, administrative or investigative in nature, and whether formal or informal) by, before or in any court, Governmental Authority or arbitrator.

Tax means any federal, state, provincial, local, municipal or foreign income, gross receipts, capital stock, profits, withholding, social security, unemployment, real property, personal property, stamp, excise, occupation, sales, use, value added, estimated or other tax (including any related interest, fines, penalties and additions), whether disputed or not.

Tax Return means any return (including any information return), report, statement, form or other document required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

Third Party Suit means a Suit, demand or claim by a third Person against Buyer for which Buyer is entitled to indemnification under Section 10.1.

Threatened means, in respect of a Suit, that Notice has been given, or another event has occurred or any other circumstance exists, that would lead a prudent individual to conclude that the Suit is likely to be initiated or otherwise pursued in the future.

Transaction means the transactions contemplated by this Agreement, including the Parties’ execution, delivery and performance of their respective Closing Documents and the other documents, instruments, agreements and obligations that they are respectively required to execute, deliver and perform pursuant to the terms of this Agreement.

Truck Lease means a Contract for the lease of a Truck or for the purchase of a Truck under a conditional sales or title retention agreement.

Trucks means automobiles, trucks, trailers, tractors and other vehicles and transportation equipment used, held for use or useful in the conduct of the Business.

Exhibit A (Standard Auto Wreckers, Inc.) – Niagara Facility Lease

TABLE OF CONTENTS

1.	DEMISE	1

2.	TERM	1

3.	USE OF PREMISES	1

4.	RENT	1

5.	PAYMENT	2

6.	ADDITIONAL RENT	2

7.	RENT AND ADDITIONAL PAST DUE	2

8.	TENANT’S COVENANTS	2

9.	INSURANCE	7

10.	MUTUAL COVENANTS	10

11.	FIXTURES AND REMOVAL AND RESTORATION BY TENANT	12

12.	RE-ENTRY	13

13.	EXPENSES AND REMOVAL OF CHATTELS	13

14.	LANDLORD MAY CURE TENANT’S DEFAULT	13

15.	DEFAULT IN THE PAYMENT OF ADDITIONAL RENT	14

16.	NET LEASE	14

17.	QUIET ENJOYMENT	14

18.	RIGHT OF ENTRY	14

19.	IMPROVEMENTS	14

20.	FIRE	15

21.	ASSIGNMENT BY LANDLORD	16

22.	LIMITATION OF LANDLORD’S LIABILITY	16

23.	SIGNS	16

24.	WAIVER OF BREACH	16

25.	NOTICES	17

26.	STATUS STATEMENT	17

27.	SUBORDINATION	17

28.	IMPOSSIBILITY OF PERFORMANCE	18

29.	OPTION TO RENEW	18

30.	HAZARDOUS MATERIALS	19

31.	CONDEMNATION	21

32.	MISCELLANEOUS	22

(i)

ADDENDA

Schedule “A”

(ii)

LEASE

THIS INDENTURE made the — day of —, 2014.

BETWEEN:

DALANA REALTY INC., a New York Corporation

(herein called “Landlord”)

OF THE FIRST PART;

- and -

FENIX PARTS CANADA INC.

(herein called “Tenant”)

OF THE SECOND PART;

1.	DEMISE

In consideration of the rents, covenants and agreements hereinafter reserved and contained on the part of the Tenant to be paid, observed and performed, the Landlord hereby demises and leases to the Tenant, and the Tenant rents from the Landlord, all buildings and improvements erected on and used in connection with that certain parcel or tract of land and premises situate, lying and being in the City of Niagara Falls, in the State of New York, as more particularly described in Schedule “A” hereto (the said buildings and improvements being herein collectively referred to as the “Leased Premises”). The Leased Premises are municipally known as 3800 Highland Avenue, Niagara Falls, New York.

2.	TERM

To have and to hold the Leased Premises, unless sooner terminated as hereinafter provided, for and during the term (the “Term”) of Fifteen (15) years, to be computed from and inclusive of the — day of —, 2014, (the “Commencement Date”) and thenceforth next ensuing and to be fully complete and ended on the — day of —, 2029.

3.	USE OF PREMISES

The Tenant shall diligently use and occupy the Leased Premises only for auto wrecking, salvage, and dismantling and recycling, offices, warehouse and distribution of parts, and for no other purpose. Provided the Tenant, in the use and occupation of the Leased Premises and in the prosecution or conduct of the foregoing business therein, shall comply with the requirements of all laws, ordinances, rules and regulations of the federal, state, and municipal authorities and with any direction or certificate of occupancy issued pursuant to any laws by any public officer or officers. The Tenant shall not use or permit to be used any part of the Leased Premises for any dangerous, noxious, or offensive trade or business and will not cause or maintain any nuisance in, at, or on the Leased Premises.

4.	RENT

The Tenant shall pay from and after the Commencement Date and throughout the Term, to the Landlord, in lawful money of United States, without any prior demand therefor, and without any deduction, abatement, set-off or compensation whatsoever, as annual minimum rent (the “Minimum Rent”) in accordance with following schedule:

Period	Annual Rent	Monthly Rent

Years 1 - 5	$100,000.00	$8,333.33

Year 6 - 15	$120,000.00	$10,000.00

If the Term commences on any day other than the first or ends on any day other than the last day of a calendar month, all rent for the fractions of a month at the commencement or expiration of the Term shall be pro-rated on a per diem basis based on a period of three hundred and sixty-five (365) days.

5.	PAYMENT

All payments required to be made by the Tenant under or in respect of this Lease shall be made to the Landlord at the Landlord’s office at 1216 Sewells Road, Toronto Ontario, Attention: Ken Gold, or to such agent or agents of the Landlord or at such other place or address as the Landlord shall hereafter from time to time direct writing to the Tenant.

6.	ADDITIONAL RENT

Any and all sums of money or charges required to be paid by the Tenant under this Lease (except Minimum Rent), shall be deemed to be rent and shall be paid as additional rent, whether or not the same are designated as “additional rent” hereunder, or whether or not the same are paid to the Landlord or otherwise, and all such sums are to be payable in lawful money of United States without any deduction, set-off or abatement whatsoever. Additional rent is due and payable with the next monthly instalment of Minimum Rent, unless otherwise provided herein, but in any event, such additional rent is not payable as part of Minimum Rent. Additional rent may be estimated by the Landlord from time to time and such estimated amount is payable in monthly instalments in advance with annual adjustments, if necessary, and all additional rent is deemed to be accruing due on a day-to-day basis.

7.	RENT AND ADDITIONAL PAST DUE

If the Tenant fails to pay, within five (5) days of the date when the same is due and payable, any rent or additional rent payable by the Tenant under this Lease, such unpaid amount shall bear interest from the due date thereof to the date of payment at the rate of five (5) percentage points in excess of the prime rate, which for the purposes of this Lease means the commercial lending rate of interest, expressed as an annual rate, as announced by the Bank of New York from time to time at its principal office in Toronto as its “prime rate”, which rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for United States dollar loans made in the United States with interest payable as a function of its prime rate.

8.	TENANT’S COVENANTS

The Tenant covenants with the Landlord:

(a)	Payment of Rent

To pay rent and additional rent in the manner and at the times herein reserved.

(b)	Business Taxes

That in each and every year during the Term, the Tenant shall pay as additional rent and discharge within ten (10) days after the same becomes due and payable, and regardless of whether charged directly to the Tenant or the Landlord or included in real property taxes referred to in Paragraph 8(c) herein, all taxes, rates, duties, assessments and other charges that may be levied, rated, charged or assessed against or in respect of all improvements, equipment and facilities on or in the Leased Premises and every tax and licence fee in respect of any and every business carried on thereon or therein or in respect of the use or occupancy thereof by the Tenant and any and every permitted occupant of the Leased Premises (other than corporate income, profits or excess profits taxes assessed upon the income of the Landlord), whether any such assessment tax, rate duty or licence fee is charged by any federal, municipal, state, school or other bodies during the Term. The Tenant will indemnify and keep indemnified the Landlord from and against payment for all loss, costs, charges and expenses, occasioned by or arising from any and all such taxes, levies, rates, duties, assessments, licence fees (including all real property taxes pursuant to Paragraph 8(c) hereof), and any and all taxes which may in the future be levied in lieu thereof. Any such loss, costs, charges and expenses suffered by the Landlord pursuant to this Paragraph 8(b) may be collected by the Landlord as rent with all rights of the Landlord in respect of rent in arrears. The Tenant further covenants and agrees that upon the request of the Landlord, the Tenant will promptly deliver to the Landlord for inspection receipts for payment of all such real property taxes paid to any such taxing authorities, as aforesaid, and will furnish and deliver all such other information in connection therewith as the Landlord may reasonably require.

(c)	Realty Taxes

(i)	That the Tenant will, as additional rent, in each and every year during the Term and within the time or times hereinafter provided, pay directly to the Landlord or to the taxing authority as the Landlord may direct from time to time, and discharge all real property taxes (including local improvement rates, impost charges or levies), rates, duties and assessments of any nature or kind that may be levied, rated, charged or assessed against the Leased Premises or any part thereof, from time to time during the Term, and any extension or renewal thereof, by any taxing authority, whether federal, state, municipal, school or otherwise, and including but without limitation, any such taxes payable by the Landlord which are imposed in lieu of or as a substitute for such real property taxes or on account of the Landlord’s ownership of the Leased Premises, whether of the foregoing character or whether same existed at the commencement of the Term. The Tenant agrees to provide the Landlord with a copy of any real property tax bills and real property assessment notices for the Leased Premises. The Tenant will, upon request, promptly deliver to the Landlord receipts for payment of all such real property taxes paid to any such taxing authorities, as aforesaid, and will furnish and deliver all such other information in connection therewith as the Landlord may reasonably require.

(ii)	The amount payable by the Tenant pursuant to Paragraph 8(c)(i) may be estimated by the Landlord and shall be payable by the Tenant over the period covering the first nine (9) months of each calendar year throughout the Term or as may be estimated by the Landlord for such other period or periods as the Landlord may determine from time to time. Upon receipt of written notification from the Landlord, the Tenant shall pay to the Landlord the amount so estimated in monthly instalments in advance on the first day of each calendar month during such period, together with all other rental payments provided for in this Lease. Notwithstanding anything hereinbefore contained, if the Landlord decides to be responsible in the first instance for the payment of real property taxes in respect of the Leased Premises in accordance with the provisions of this Paragraph 8(c) and if at any time when payment by the Landlord of the real property taxes (including local improvement rates), whether interim, instalment or final is due, the Landlord shall not have on deposit a sufficient sum to pay the full amount of such real property taxes, the Tenant shall forthwith, upon demand, pay, as additional rent, the amount, determined as aforesaid, of any such deficiency to the Landlord. When the final real property tax bill in any year has been received, which relates to the period for which such estimated payments have been made by the Tenant, as aforesaid, the parties hereto agree to adjusted all payments made by the Tenant on account of real property taxes in accordance with such final real property tax bill. The Tenant shall pay any and all costs and expenses incurred by the Landlord or the Tenant, as the case may be, in respect of any appeal or contestation conducted by the Landlord or the Tenant (with the prior consent of the Landlord) of the real property taxes levied or assessed against the Leased Premises.

(d)	Additional Taxes

That the Tenant will reimburse the Landlord, or pay to the Landlord, or be responsible for, as the case may be, for each rental year and at the times and in the manner specified by the Landlord, the full amount of any taxes in the nature of a business transfer tax, sales tax, commercial concentration tax or any other similar tax levied, rated, charged or assessed in respect of the Minimum Rent and additional rent payable by the Tenant under this Lease or in respect of the rental of space by the Tenant under this Lease. It is agreed and understood that the Tenant shall pay, be responsible for or reimburse the Landlord for, such taxes at the full tax rate applicable from time to time in respect of the Minimum Rent and additional rent for the rental of space, without reference to any tax credits or exemptions available to the Landlord.

(e)	Utilities

That the Tenant shall be solely responsible for and shall promptly pay all charges for water, gas, electricity, telephone and any and all other utilities used or consumed in, or, any other charges levied or assessed on or in respect to, the Leased Premises, and for all fittings, machines, apparatus or other things leased in respect thereof, and for all work or services performed by any corporation or commission in connection with such public or private utilities. Should the Landlord elect to supply water, gas, electricity, and/or sewer services for the Leased Premises, or any other utility used or consumed, or to be used or consumed, in the Leased Premises, the Tenant shall purchase and pay for the same as additional rent payable on demand to the Landlord, at rates not in excess of public utility rates for the same service, if applicable. In no event shall the Landlord be liable for, nor have any obligation with respect to, any interruption or cessation of, or any failure in the supply of any such utilities, services or systems, including, without limitation, the water and sewage systems, to the Leased Premises or to the Leased Premises, whether or not supplied by the Landlord or others.

(f)	Repairs

That the Tenant shall, at its sole cost and expense and at all times throughout the Term, keep and maintain the whole of the Leased Premises and every part thereof (including, without limitation, all glass, equipment, machinery and fixtures therein and all appurtenances thereof and improvements thereto) in good order, repair and first class condition, as would a prudent owner. Without in any way limiting the generality of the foregoing, the Tenant shall promptly make all needed repairs or replacements in and to the Leased Premises, including, without limitation, all repairs or replacements which are interior and exterior, structural and non-structural, ordinary as well as extraordinary, foreseen as well as unforeseen, it being understood, confirmed and agreed by the Tenant that the Landlord shall not at any time during the term of this Lease be required or called upon to make any repairs or replacements in and to the Leased Premises of any nature or kind whatsoever. The obligation to repair, as aforesaid, shall extend to all maintenance, repairs and, where necessary, replacement of all driveways, sidewalks, parking areas and landscaping generally.

(g)	Entry by Landlord

That it shall be lawful for the Landlord and its agent(s) at all reasonable times during the Term, and upon reasonable notice, to enter the Leased Premises to inspect the condition thereof. Where an inspection reveals that repairs or replacements are necessary, the Landlord shall give to the Tenant notice in writing, and immediately thereafter the Tenant will forthwith proceed to make all necessary repairs or replacements in a good and workmanlike manner and to the satisfaction of the Landlord, so as to complete same within a commercially reasonable time taking into consideration the nature of the repair required. The failure by the Landlord to give notice shall not relieve the Tenant from any of its obligations to repair or replace in accordance with the provisions hereof. Provided further, that if the Tenant refuses or neglects to repair promptly and to the reasonable satisfaction of the Landlord as required pursuant to the provisions of Paragraph 8(f) hereof or in accordance with any notice received from the Landlord pursuant to the provisions of this Paragraph 8(g), the Landlord may, but shall not be obligated to, make such repairs or replacements without liability to the Tenant for any loss or damage which may occur to the Tenant’s property or to the Tenant’s business by reason thereof and upon completion, the Tenant shall forthwith pay upon demand the Landlord’s cost for making any such repairs or replacements plus a sum equal to fifteen percent (15%) thereof for overhead, as additional rent. The Tenant agrees that the making of any repairs or replacement by the Landlord pursuant to this Paragraph 8(g) is not a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease.

(h)	Surrender of Leased Premises

That, at the expiration or sooner termination of the Term, the Tenant shall peaceably surrender and yield up vacant possession of the Leased Premises with all improvements, erections and appurtenances which at any time or times during the Term shall be made, placed or erected therein or thereon to the Landlord in as good condition and repair as the Tenant is required to maintain the Leased Premises throughout the Term, reasonable wear and tear and damage by casualty loss (as referred to in paragraph 21 hereof) excepted. The Tenant shall surrender all keys for the Leased Premises to the Landlord at the place then fixed for the payment of Minimum Rent and shall inform the Landlord of all combinations of any locks, safes and vaults of any kind in the Leased Premises. The Tenant shall, however, if requested by the Landlord, on or before sixty (60) days prior to the expiration of the Lease, remove at its sole cost and expense all improvements, erections, alterations, fixtures or other appurtenances made, placed or erected at any time or times prior to or during the Term in or on the Leased Premises and shall repair, at its sole cost and expense, all damage to the Leased Premises caused by their installation and/or removal. The Tenant’s obligation to observe and perform the covenant contained in this Paragraph 8(h) shall survive the expiration or sooner termination of the Term.

(i)	Heat and Air Conditioning

To heat and air condition, at its own expense, from heating and air conditioning equipment originally supplied by the Landlord, if any, (or as may be, from time to time, replaced and/or supplemented by the Landlord or Tenant), the Leased Premises and, with respect to heating, to maintain a degree sufficient to protect the Leased Premises and their contents from damage by cold or frost, and to operate, maintain, repair or, if necessary, replace, at its own expense, such heating and air conditioning and other mechanical equipment. Further, the Tenant will, at the expiration or sooner termination of the Term, peacefully yield up unto the Landlord such heating and air conditioning equipment and all other equipment and appurtenances thereto in good and substantial repair and condition, reasonable wear and tear and damage by casualty loss (as referred to in paragraph 21 hereof) excepted.

(j)	Public Orders

That the Tenant shall, at its sole cost and expense, comply with all provisions of law, including without limiting the generality of the foregoing, the requirements of all federal, state and municipal legislative enactments, by-laws or regulations now or hereafter in force which relate to the conduct of the Tenant’s business or the Tenant’s use of the Leased Premises, (whether or not same shall require additions, improvements, changes or alterations to the structure of the Leased Premises), or to the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Leased Premises. The Tenant will further comply with all police, fire, health and sanitary regulations imposed by any governmental authorities or made by fire insurance underwriters, which relate to the Tenant’s use of the Leased Premises.

(k)	Assignment and Subletting

(i)

That the Tenant will not assign this Lease in whole or in part, nor sublet all or any part of the Leased Premises, nor mortgage or encumber this Lease or the Leased Premises or any part thereof, nor suffer or permit the occupation of, or part with or share possession of, all or any part of the Leased Premises by any other person, firm or corporation (all of the foregoing being hereinafter referred to as a “transfer”) without the prior consent of the Landlord in each instance, which consent shall not be unreasonably withheld, subject to the provisions of subparagraph (ii) of this Paragraph 8(k). The consent by the Landlord to any transfer, if granted, shall not constitute a waiver of the necessity for such consent to any subsequent transfer. This prohibition against a transfer is construed so as to include a prohibition against any transfer by operation of law and no transfer shall take place by reason of a failure by the Landlord to reply to a request by the Tenant for consent to a transfer. If there is a permitted transfer of this Lease, the Landlord may collect rent from the assignee, subtenant or occupant (all of the foregoing being hereinafter collectively referred to as the “transferee”), and apply the net amount collected to the Minimum Rent required to be paid pursuant to this Lease, but no acceptance by the Landlord of any payments by a transferee shall be deemed a waiver of this covenant or the acceptance of the transferee as Tenant or a release of the Tenant for the further performance by the Tenant of the covenants or obligations on the part of the Tenant herein contained. Any document evidencing the Landlord’s consent to a transfer of this Lease, if permitted or consented to by the Landlord shall be prepared by the Landlord’s attorneys, and all legal fees with respect thereto shall be paid by the Tenant to the Landlord forthwith upon demand. Any consent by the Landlord shall be subject to the Tenant causing any such transferee to promptly execute an agreement directly with the Landlord agreeing to be bound by all of the terms, covenants and conditions contained in this Lease as if such transferee had originally executed this Lease as Tenant. Notwithstanding that any such transfer is permitted or consented to by the Landlord, the Tenant shall be jointly and severally liable with the transferee upon this Lease and shall not be released from performing any of the terms, covenants and conditions contained in this Lease.

(ii)	Landlord’s Option

If the Tenant intends to effect a transfer of all or any part of the Leased Premises or this Lease, in whole or in part, or of any estate or interest hereunder, then and so often as such event shall occur, the Tenant shall give prior written notice to the Landlord of such intent, specifying therein the name of the proposed transferee and shall provide such information with respect thereto, including, without limitation, information concerning the principals thereof and as to any credit, financial or business information relating to the proposed transferee as the Landlord requires, and the Landlord shall, within fifteen (15) days thereafter, notify the Tenant in writing either, that (a) it consents or does not consent to the transfer, or (b) it elects to cancel this Lease in preference to the giving of such consent. If the Landlord elects to cancel this Lease, as aforesaid, the Tenant shall notify the Landlord in writing within fifteen (15) days thereafter of the Tenant’s intention either to refrain from such transfer or to accept the cancellation of this Lease. If the Tenant fails to deliver such notice within such period of fifteen (15) days, this Lease will thereby be terminated upon expiration of the said fifteen (15) day period. If the Tenant advises the Landlord it intends to refrain from such transfer, then, the Landlord’s right to cancel this Lease as aforesaid shall become null and void in such instance. The right of the Landlord to terminate the Lease shall not be applicable to a sublease of a part of the Leased Premises where the Tenant continues to operate its business in the remainder of the Leased Premises.

(iii)	No Advertisement

The Tenant shall not print, publish or display any notice or advertisement advertising the whole or any part of the Leased Premises for the purposes of assignment or subletting without the prior approval by the Landlord of the complete text or format of any such notice or advertisement.

(l)	Corporate Ownership

That if the Tenant is a corporation or if the Landlord has consented to a transfer of this lease to a corporation, any transfer or issue by sale, assignment, bequest, inheritance, operation of law or other disposition or by subscription from time to time of all or any part of the corporate shares of the Tenant or of any parent or subsidiary corporation of the Tenant or any corporation which is an associate or an affiliate of the Tenant which result in any change in the present effective voting control of the Tenant by the parties holding such voting control at the date of execution of this Lease (or at the date a transfer of this Lease to a corporation is permitted) and which does not receive the prior written consent of the Landlord in each instance, which consent may not be unreasonably withheld, shall entitle the Landlord to terminate this Lease upon five (5) days’ written notice to the Tenant. If the Landlord elects to cancel this Lease as aforesaid, the Tenant shall have the right to advise the Landlord within fifteen (15) days after written notice of the Landlord’s election to terminate this Lease that the Tenant elects to have this Lease reinstated by the transfer, sale, assignment or other disposition (the “retransfer”) from the shareholders of the Tenant after such change in control to the shareholders of the Tenant existing as of the date of execution of this Lease (or at the date that a transfer of this Lease to a corporation is permitted). If the Tenant effects such re-transfer within thirty (30) days following receipt of notice of the Landlord’s election, and forthwith thereafter provides the Landlord with evidence satisfactory to the Landlord of such re-transfer, this Lease will be reinstated as of the date of the termination by the Landlord as aforesaid. If this Lease is terminated the Landlord may re-enter and take possession of the Leased Premises whereupon the Landlord’s rights and remedies contained in Paragraph 11 hereof shall apply. The Tenant shall make available to the Landlord all corporate books and records of the Tenant for inspection at all reasonable times in order to ascertain whether there has been any change in control. Provided, notwithstanding anything contained in this Paragraph 8(l) to the contrary, the provisions of this paragraph shall not apply to the Tenant if at such time (a) the Tenant is a public corporation whose shares are traded and listed on any recognized stock exchange in the United States or Canada, or (b) the Tenant is a private corporation but is controlled by a public corporation defined as aforesaid.

(m)	Nuisance

That the Tenant will not do or omit to do or permit to be done or omitted anything upon or in respect of the Leased Premises, the doing or omission of which, as the case may be, shall be or result in any nuisance or menace to the Landlord and including, without limitation, the Tenant shall not keep in, on or around the Leased Premises any animals, birds or other pets; and that no machinery shall be used on the Leased Premises which shall cause any undue vibration in or to the Leased Premises, and if the Landlord shall complain that any machinery or operation thereof in or on the Leased Premises is a nuisance to it, upon receiving notice thereof, the Tenant will immediately cease such nuisance.

9.	INSURANCE

(a)	The Tenant shall, throughout the term of the Lease, at its sole cost and expense, take out and keep in full force and effect in the names of the Tenant, the Landlord and the Landlord’s mortgagee, as their respective interests may appear, the following insurance:

(i)

insurance upon the Leased Premises, the machinery, boilers and equipment contained therein and all improvements and appurtenances thereto, and all other property of every description and kind owned by the Tenant or for which the Tenant is legally liable or installed by or on behalf of the Tenant and which is located within the Leased Premises (including, without limitation, stock-in-trade, furniture, fittings, installations, alterations, additions, partitions, fixtures and anything in the nature of a leasehold improvement), in each instance, in an amount of not less than one hundred percent (100%) of the full (new) replacement cost thereof, (including therein provision for upgrades required by relevant municipal by-laws or other governmental regulations) without deductions, and with coverage against, at least the perils of fire and standard extended coverage, including sprinkler leakages (where applicable), earthquake, flood and collapse. If there is a dispute as to the amount which comprises the full (new) replacement cost, the decision of the Landlord or the Landlord’s mortgagee shall be conclusive;

(ii)	broad form boiler and machinery insurance on a blanket and replacement basis with limits for each accident in an amount not less than the full (new) replacement cost of the buildings and improvements comprising the Leased Premises (including therein provision for upgrades required by relevant municipal by-laws or other governmental regulations) and of all boilers, pressure vessels, air conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant in the Leased Premises or relating to or serving the Leased Premises;

(iii)	rental income coverage in such amounts as will reimburse the Landlord for direct or indirect loss of earnings and all rentals payable pursuant to this Lease attributable to all perils insured against in Subparagraphs (i) and (ii) of this Paragraph 9(a) and any other perils commonly insured against by a prudent owner for a period of at least one (1) calendar year;

(iv)	public liability and property damage insurance including personal and bodily injury liability, contractual liability, non-owned automobile liability and owners’ and contractors’ protective insurance coverage with respect to the Leased Premises, coverage to include the activities and operations conducted by the Tenant and any other parties on the Leased Premises. Such policies shall be written on a comprehensive basis with limits of not less than Five Million Dollars ($5,000,000) for bodily injury to any one or more persons or property damage, and such higher limits as the Landlord or the Landlord’s mortgagee reasonably requires from time to time, and shall not be invalidated as respects the interests of the Landlord and the Landlord’s mortgagee by reason of any breach or violation of any warranties, representations, declarations or conditions contained in the policies. All such policies must contain a severability of interests clause, a cross liability clause and shall be primary and shall not call into contribution any other insurance available to the Landlord or to the Landlord’s mortgagee;

(v)	plate glass insurance in respect of all plate glass or other glass in and comprising the Leased Premises; and

(vi)	any other form of insurance as the Tenant or the Landlord or the Landlord’s mortgagee reasonably requires from time to time, in form, in amount and for insurance risks against which a prudent owner would insure.

(b)	All policies required to be written on behalf of the Tenant pursuant to Paragraph 9(a) hereof shall contain the standard mortgage clause of the Landlord’s mortgagee and shall contain a waiver of any subrogation rights which the Tenant’s insurers have against the Landlord and against those for whom the Landlord is in law responsible, whether any such damage is caused by the act, omission or negligence of the Landlord or those for whom the Landlord is in law responsible.

(c)	All insurance policies of the Tenant shall be taken out with insurers acceptable to the Landlord and shall be in a form satisfactory from time to time to the Landlord and any mortgage lender. The Tenant agrees that certificates of insurance or, if required by the Landlord or the Landlord’s mortgagee, certified copies of each such insurance policy, will be delivered to the Landlord as soon as practicable after the placing of the required insurance. All such policies shall contain an undertaking by the insurers to notify the Landlord and the Landlord’s mortgagee in writing not less than thirty (30) days prior to any material change, cancellation, failure to renew, or termination thereof.

(d)	The Tenant agrees that if the Tenant fails to take out or to keep in force any such insurance referred to in Paragraph 9(a) hereof, or should any such insurance not be approved by either the Landlord or the Landlord’s mortgagee, and should the Tenant not rectify the situation within forty-eight (48) hours after written notice by the Landlord to the Tenant (stating if the Landlord or the Landlord’s mortgagee does not approve of such insurance, the reasons therefor), the Landlord has the right without assuming any obligation in connection therewith, to affect such insurance at the sole cost and expense of the Tenant and all outlays by the Landlord shall be immediately paid by the Tenant to the Landlord as additional rent on the first day of the next month following such payment by the Landlord, without prejudice to any other rights and remedies of the Landlord under this Lease.

(e)	If any insurance policy upon the Leased Premises or any part thereof shall be cancelled or shall be threatened by the insurer to be cancelled, or the coverage thereunder reduced in any way by the insurer by reason of the use and occupation of the Leased Premises or any part thereof by the Tenant or by any assignee or subtenant of the Tenant, or by anyone permitted by the Tenant to be upon the Leased Premises, and if the Tenant fails to remedy the conditions giving rise to the cancellation, threatened cancellation or reduction of coverage within forty-eight (48) hours after notice thereof by the Landlord, the Landlord may, at its option, either (a) re-enter and take possession of the Leased Premises forthwith by leaving upon the Leased Premises a notice in writing of its intention so to do and thereupon the Landlord shall have the same rights and remedies as contained in paragraph 12 hereof, or (b) enter upon the Leased Premises and remedy the conditions giving rise to such cancellation, threatened cancellation or reduction, and the Tenant shall forthwith pay the cost thereof to the Landlord, which cost may be collected by the Landlord as additional rent and the Landlord shall not be liable for any damage or injury caused to any property of the Tenant or of others located on the Leased Premises as a result of such entry. The Tenant agrees that any such entry by the Landlord is not a re-entry or a breach of any covenant for quiet enjoyment contained in this Lease.

(f)

Notwithstanding anything contained in this Paragraph 9 to the contrary, the Landlord, at its sole option, shall be entitled to effect in respect of the Leased Premises all such insurance which the Tenant is obligated to take out and maintain pursuant to Paragraph 9(a) hereof. The Landlord shall advise the Tenant in writing of the Landlord’s intention to take out and maintain all such insurance in respect of the Leased Premises as set out in Paragraph 9(a), and upon receipt of such written notice, the Tenant shall be relieved of all further obligations to take out and maintain such insurance in respect of the Leased Premises. Thereafter, the Tenant shall reimburse and pay to the Landlord, as additional rent, the total cost and expenses incurred by the Landlord in taking out and maintaining all such insurance in accordance with Paragraph 9(a) hereof. Such costs and expenses incurred by the Landlord in insuring the Leased Premises shall include, without limitation, any increase in the cost of the Landlord’s insurance premiums as a result of or arising from the Tenant’s use and occupation of the Leased Premises, whether or not the Landlord has consented to same. The amount payable by the Tenant to the Landlord in respect of the Landlord’s cost of insuring the Leased Premises pursuant to this Paragraph 9(f) may be estimated by the Landlord for such period or periods as the Landlord may determine and the Tenant shall pay to the Landlord the cost of such amount in equal monthly instalments in advance during such period, together with all other rental payments provided for in the Lease. Provided, however, as soon as bills for all or any portion of the amount so estimated by the Landlord in respect of its insurance premiums are received, the Landlord may bill the Tenant for the cost thereof (less all amounts previously paid by the Tenant on the basis of the Landlord’s estimate which have not already been so applied) and the Tenant shall pay to the Landlord such amount so billed as additional rent on demand. At the end of the period for which such estimated payments have been made by the Tenant in respect of the Landlord’s cost of insuring the Leased Premises in accordance with the provisions hereof, the Landlord shall deliver to the Tenant a statement setting out the total costs and expenses incurred by the Landlord in respect of all such insurance, and if necessary, all adjustments shall be made between the parties as soon as reasonably possible. Provided, however, nothing contained in this Paragraph 9(f) shall be interpreted or construed in any way as being a covenant by the Landlord to take out and maintain in respect of the Leased Premises any of the insurance coverage as referred to in Paragraph 9(a) hereof, and the Landlord’s failure to place or cause to be placed any such insurance shall not be a breach of this Lease or create any liability or responsibility whatsoever on the part of the Landlord.

10.	MUTUAL COVENANTS

Provided, and it is expressly agreed:

(a)	Seizure and Bankruptcy

That, in case, without the written consent of Landlord, the Leased Premises shall be used by any person other than the Tenant, or in case the Term or any of the goods and chattels of the Tenant shall be at any time seized or taken in execution or in attachment by any creditor of the Tenant, or if the Tenant shall make any assignment for the benefit of creditors or become bankrupt or insolvent, or take the benefit of any Bankruptcy Code now or hereafter in force for bankrupt or insolvent debtors or file any proposal or make an assignment for the benefit of creditors or if a receiver is appointed for all or a portion of the Tenant’s property or if any order is made for the winding up of the Tenant, or if the Tenant shall make a sale in bulk, or, if the Tenant abandons or attempts to abandon the Leased Premises, or if the Tenant shall fail to pay any rent or other sums due hereunder which remains unpaid after five (5) days following receipt of written notice from the Landlord, or, if the Tenant shall fail to perform any other of the terms, conditions or covenants of this Lease to be observed or performed by the Tenant, which remain unperformed or unobserved after thirty (30) days following receipt of written notice from the Landlord setting out the term, condition, or covenant the Tenant has failed to observe or perform, or if re-entry is permitted under any other terms of this Lease, then, and in every such case, the then current month’s rent and the next ensuing three months’ rent and additional rent shall immediately become due and payable as accelerated rent, and, at the option of the Landlord this Lease shall cease and determine and the Term hereby demised shall immediately become forfeited and void, in which event, the Landlord may reenter and take possession of the Leased Premises as though the Tenant or any occupant or occupants of the Leased Premises was or were holding over after the expiration of the Term without any rights whatsoever.

(b)	Public Liability

That the Landlord shall not be liable for any death or injury arising from or out of any occurrence in, upon, at or relating to the Leased Premises, or damage to property of the Tenant or of others located on the Leased Premises, nor shall the Landlord be responsible for any loss of or damage to any property of the Tenant or others from any cause whatsoever, whether or not any such death, injury, loss or damage results from the negligence of the Landlord, its agents, servants, employees or any other parties for whom it may be in law responsible. Without limiting the generality of the foregoing, the Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain snow or leaks from any part of the Leased Premises or from the pipes, appliances, plumbing works, roof, or subsurface of any floor or ceiling or from the street or any other place or by dampness or by any cause of whatsoever nature. The Landlord shall not be liable for any such damage caused by persons in the Leased Premises or by occupants of adjacent property or the public, or caused by construction or by any private, public or quasi-public work. All property of the Tenant kept or stored on the Leased Premises shall be so kept or stored at the risk of the Tenant only and the Tenant shall hold the Landlord harmless from and against any claims arising out of damages to the same, including subrogation claims by the Tenant’s insurers.

(c)	Holding Over

That if the Tenant shall continue to occupy the Leased Premises at the expiration of this Lease with the consent of the Landlord, and without any further written agreement, the Tenant shall be a monthly tenant at the monthly rental herein reserved and otherwise on the terms and conditions herein set forth, except as to the length of tenancy.

(d)	Over-Loading

That the Tenant will not bring upon the Leased Premises or any part thereof, any machinery, equipment, article or thing that by reason of its weight, size, or use might, in the opinion of the Landlord, damage the Leased Premises and will not at any time overload the floors of the Leased Premises, and that if any damage is caused to the Leased Premises by any machinery, equipment article or thing or by overloading, or by any act, neglect or misuse on the part of the Tenant, or any of its servants, agents or employees, or by any person having business with the Tenant, the Tenant shall forthwith repair the same or pay to the Landlord the cost of making good the same. This provision will not apply in the event that the City of Niagara Falls enforces the Site Plan Approval for the Leased Premises resulting in the movement of salvage operations indoors.

(e)	Tenant not to Overload Facilities

That the Tenant will not install any equipment which would exceed or overload the capacity of the utility facilities in the Leased Premises and agrees that if any equipment installed by the Tenant shall require additional utility facilities, same shall be installed, if available, and subject to the Landlord’s prior written approval thereto (which approval may be unreasonably withheld), at the Tenant’s sole cost and expense in accordance with plans and specifications to be approved in advance by the Landlord, in writing.

(f)	Plumbing Facilities

That the plumbing facilities (if any) in the Leased Premises shall not be used for any other purpose than that for which they are constructed, and no foreign substance of any kind shall be thrown therein and the expense of any breakage, stoppage or damage resulting from a violation of this provision shall be borne by the Tenant, as additional rent, payable forthwith on demand.

(g)	Indemnification

That, notwithstanding any other terms, covenants and conditions contained in this Lease, the Tenant shall indemnify the Landlord and save it harmless from and against any and all loss (including loss of all rentals payable by the Tenant pursuant to this Lease) claims, actions, damages, liability and expense in connection with loss of life, personal or bodily injury, damage to property or any other loss or injury whatsoever arising from or out of this Lease or any occurrence in, upon or at the Leased Premises, or the occupancy or use by the Tenant of the Leased Premises or any part thereof, or occasioned wholly or in part by any act or omission of the Tenant or by anyone permitted to be on the Leased Premises by the Tenant. If the Landlord shall, without fault on its part, be made a party to any litigation commenced by or against the Tenant, then, the Tenant shall protect, indemnify and hold the Landlord harmless and shall pay all costs, expenses and reasonable legal fees incurred or paid by the Landlord in connection with any such litigation. The Tenant shall pay all costs, expenses and legal fees (on a full indemnity basis) that may be incurred or paid by the Landlord in enforcing the terms, covenants and conditions in this Lease, unless a Court shall decide otherwise.

(h)	Refuse

That the Tenant will not use any outside garbage or other containers or allow any ashes, refuse, garbage or other loose or objectionable material to accumulate in or about the Leased Premises, and will at all times keep the Leased Premises in a clean and tidy condition and shall immediately before the termination of the Term, wash the floors, windows, doors and woodwork of the Leased Premises.

Provided further that except for motor vehicles, the Tenant will not store or cause to be stored outside of the Leased Premises, any of its inventory, stock-in-trade, or raw materials.

(i)	Leased Premises

That, whenever in this Lease reference is made to the Leased Premises, it shall include, without limitation, all structural portions, improvements, equipment, systems and erections, in or upon the Leased Premises or any part thereof from time to time.

(j)	Evidence of Payment by the Tenant

That the Tenant shall from time to time at the request of the Landlord produce to the Landlord satisfactory evidence of the due payment by the Tenant of all amounts required to be made by the Tenant under this Lease.

(k)	Adjustment of Taxes

That the taxes and local improvement rates and, where necessary, all other charges payable by the Tenant hereunder in respect of the first and last years of the Term shall be adjusted between the Landlord and the Tenant accordingly.

(l)	Tenant Shall Discharge All Liens

That the Tenant shall promptly pay all its contractors, suppliers and materialmen and shall do any and all things necessary to minimize the possibility of a lien attaching to the Leased Premises and should any such lien be made or filed, the Tenant shall discharge or vacate the same forthwith (after notice thereof is given to the Tenant) at the Tenant’s expense. In the event the Tenant shall fail to cause any such lien to be discharged or vacated, as aforesaid, then, in addition to any other right or remedy of the Landlord, the Landlord may, but it shall not be so obligated, discharge or vacate same by paying the amount claimed to be due into Court or directly to any such lien claimant and the amount so paid by the Landlord and all costs and expenses including attorneys’ fees incurred herein for the discharge or vacating of such lien shall be due and payable by the Tenant to the Landlord as additional rent on demand.

11.	FIXTURES AND REMOVAL AND RESTORATION BY TENANT

All alterations, decorations, additions and improvements made by the Tenant or made by the Landlord or others on the Tenant’s behalf (other than the Tenant’s trade fixtures) shall immediately become the property of the Landlord without compensation therefor to the Tenant. Such alterations, decorations, additions or improvements shall not be removed from the Leased Premises either during or at the expiration of the Term or sooner termination of the Lease, except that:

(a)	the Tenant may at the end of the Term, if not in default, remove its trade fixtures;

(b)	the Tenant shall, at the end of the Term and at its own cost remove all alterations, decorations, additions or improvements in or on the Leased Premises as the Landlord shall at its option require to be removed by notice to the Tenant not less than sixty (60) days prior to the end of the then current Term; and

(c)	the Tenant may remove its trade fixtures at the end of the Term and also during the Term in the usual and normal course of its business or if such trade fixtures become excess for the Tenant’s purpose, or if the Tenant is substituting therefor new and similar trade fixtures.

If the Tenant does not remove its trade fixtures at the expiration or earlier termination of the Term, such trade fixtures, at the option of the Landlord, are to become the Landlord’s property and may be removed from the Leased Premises and sold or otherwise disposed of by the Landlord. For greater certainty, the term “Tenant’s trade fixtures” shall not include any (i) heating or ventilating equipment, (ii) electrical or mechanical equipment, (iii) floor coverings affixed to the floor of the Leased Premises or (iv) light fixtures.

The Tenant shall, in the case of every such installation or removal either during or at the end of the Term, make good any damage caused to the Leased Premises or to the Leased Premises by the installation or removal of any such alterations, decorations, additions or improvements.

12.	RE-ENTRY

Proviso for re-entry by the Landlord on non-payment of rent or non-performance or non-observance of covenants. The Landlord’s right of re-entry hereunder or any powers conferred on the Landlord in this Lease, all with respect to non-payment of Minimum Rent or additional rent, may be exercised by the Landlord immediately upon default being made by the Tenant and without any notice thereof to the Tenant.

If the Landlord elects to re-enter, as herein provided, or if it takes possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time to time without terminating this Lease, make such alterations and repairs as may be necessary, in order to relet the Leased Premises, or any part thereof for such term or terms (which may be for a term or terms extending beyond the Term of this Lease) and at such rental or rentals and upon such other terms and conditions as the Landlord in its sole discretion may deem advisable. Upon each such reletting all rentals received by the Landlord from such reletting shall be applied, first, to the payment of any indebtedness, other than rent due hereunder, owing by the Tenant to the Landlord; second, to the payment of any costs and expenses of such reletting, including brokerage fees, solicitor’s fees and the costs of such alterations and repairs; third, to the payment of all rentals due and unpaid hereunder, and the residue, if any, shall be held by the Landlord and applied in payment of future rent as the same may become due and payable hereunder. If the rentals received from such reletting during any month shall be less than that to be paid during that month by the Tenant hereunder, the Tenant shall pay any such deficiency to the Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of the Leased Premises by the Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to the Tenant. Notwithstanding any such reletting without termination, the Landlord may at any time thereafter elect to terminate this Lease for such previous breach. Should the Landlord at any time terminate this Lease for any breach, in addition to any remedies it may have, it may recover from the Tenant all damages it has incurred or may incur by reason of such breach, including the cost of recovering the Leased Premises, reasonable solicitor’s fees, and including the worth at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to the rent reserved in this Lease for the remainder of the stated Term over the then reasonable rental value as determined by the Landlord for the remainder of the stated Term, all of which amounts shall be immediately due and payable from the Tenant to the Landlord.

13.	EXPENSES AND REMOVAL OF CHATTELS

(a)	In case suit shall be brought for recovery of possession of the Leased Premises, or, for the recovery of rent or any other amounts due under the provisions of this Lease, or because of the breach of any other covenants herein contained on the part of the Tenant to be kept or performed, and a breach shall be established, the Tenant shall pay to the Landlord all expenses incurred therefor, including a reasonable solicitor’s fee.

(b)	In case of removal by the Tenant of the goods and chattels of the Tenant from the Leased Premises, the Landlord may follow same for thirty (30) days.

14.	LANDLORD MAY CURE TENANT’S DEFAULT

If the Tenant shall fail to pay, when due, any amounts or charges required to be paid pursuant to this Lease, the Landlord, after giving five (5) days notice in writing to the Tenant, may, but shall not be obligated to, pay all or any part of the same. If the Tenant is in default in the performance of any of its covenants or obligations hereunder, (other than payment of Minimum Rent or other sums required to be paid pursuant to the terms of this Lease), the Landlord may from time to time after the giving of such notice as it shall deem sufficient, having regard to the circumstances applicable (or no notice in the case of an emergency or apprehended emergency) perform or cause to be performed any of such covenants or obligations or any part thereof, and for such purpose may do such things as may be requisite, including without limitation, entering upon the Leased Premises and doing such things upon or in respect of the Leased Premises or any part thereof as the Landlord may reasonably consider requisite or necessary. All expenses incurred and expenditures made by or on behalf of the Landlord under this Paragraph 14, plus a sum equal to fifteen percent (15%) thereof shall be additional rent hereunder and shall be paid by the Tenant upon demand. The Landlord shall have no liability to the Tenant for any loss or damage resulting from any such action by the Landlord, and any entry by the Landlord under the provisions of this Paragraph 14 shall not constitute a breach of the covenant for quiet enjoyment or an eviction.

15.	DEFAULT IN THE PAYMENT OF ADDITIONAL RENT

If the Tenant shall be in default in the payment of any additional rent or other charges required to be paid pursuant to the terms of this Lease, they shall, if not paid when due, be collectible as rent with the next monthly instalment of Minimum Rent thereafter falling due hereunder, but nothing herein contained shall be deemed to suspend or delay the payment of any amount, money or charge at the time same becomes due and payable hereunder, or limit any other remedy of the Landlord. The Tenant covenants and agrees that the Landlord may, at its option, apply or allocate any sums received from or due to the Tenant against any amounts due and payable hereunder in such manner as the Landlord, in its sole discretion, sees fit.

16.	NET LEASE

The Tenant acknowledges and agrees that it is intended that this Lease is a completely care-free net lease to the Landlord, and that the Landlord is not responsible during the Term of the Lease for any costs, charges, expenses and outlays of any nature whatsoever arising from or relating to the Leased Premises or the use and occupancy thereof or to the contents thereof, or the business carried on therein, and the Tenant shall pay all charges, impositions, costs and expenses of any nature or kind relating to the Leased Premises.

17.	QUIET ENJOYMENT

Upon the payment by the Tenant of the rents herein provided and upon the observance and performance of all covenants, terms and conditions on the Tenant’s part to be observed and performed, the Tenant shall peaceably and quietly hold and enjoy the Leased Premises for the Term hereby demised without hindrance or interruption by the Landlord, or any other person or persons lawfully claiming by, through or under the Landlord, subject, nevertheless, to the terms and conditions of this Lease.

18.	RIGHT OF ENTRY

The Landlord or its agents shall have the right to enter the Leased Premises at all times, and upon reasonable notice: (i) to examine the same, (ii) to show them to prospective purchasers, lessees or mortgagees, and, (iii) without any obligation upon the Landlord to do so, to make such repairs, alterations, improvements or additions to the Leased Premises as the Landlord may deem necessary or desirable. The Landlord shall be allowed to take all material into and upon the Leased Premises which may be required therefor without the same constituting an eviction of the Tenant in whole or in part, and the rent reserved hereunder shall not abate while such repairs, alterations, improvements or additions are being made due to any loss or interruption of the business of the Tenant or otherwise. The Landlord shall not be liable for any damage, injury or death caused to any person or property of the Tenant or of others located on the Leased Premises as a result of such entry. During the six months prior to the expiration of the Term the Landlord may exhibit the Leased Premises to prospective tenants and place upon the Leased Premises its usual notice “To Let” which notice the Tenant shall permit to remain thereon without molestation. If the Tenant shall not be personally present to open and permit an entry into the Leased Premises at any time when for any reason entry therein shall be necessary or permissible, the Landlord or its agents may enter the same by a master key or may forcibly enter the same, without rendering the Landlord or such agents liable therefor, and without in any manner effecting the obligations and covenants of the Lease. Nothing herein contained, however, shall be deemed or construed to impose upon the Landlord any obligation, responsibility or liability whatsoever for the care, maintenance or repair of the premises or any part thereof except as otherwise herein specifically provided.

19.	IMPROVEMENTS

The Tenant will not make any repairs, alterations, replacements, decorations or improvements to any part of the Leased Premises without first obtaining the Landlord’s prior written approval,

which approval shall not be unreasonably withheld or delayed. The Tenant shall submit to the Landlord details of the proposed work, such indemnification against liens, costs, damages and expenses as the Landlord shall require and evidence satisfactory to the Landlord that the Tenant has obtained, at its sole expense, all necessary consents, licences and approvals from all governmental authorities having jurisdiction. All such repairs, replacements, alterations, decorations or improvements by the Tenant to the Leased Premises approved of by the Landlord shall be at the sole cost of the Tenant, shall be performed by competent workmen in a good and workmanlike manner and shall be subject to the reasonable supervision of the Landlord. Any such repairs, replacements, alterations, decorations or improvements made by the Tenant without the prior written consent of the Landlord, or, which are not in accordance with the drawings and specifications approved by the Landlord, as aforesaid, shall, if requested by the Landlord, be promptly removed by the Tenant at its expense and the Leased Premises restored to their previous condition. Provided, notwithstanding anything herein contained, no repair, replacement, alteration, addition, or improvement to the Leased Premises by or on behalf of the Tenant shall be permitted which may weaken or endanger the structure or adversely affect the condition or operation of the Leased Premises or diminish the value thereof, or restrict or reduce the Landlord’s coverage for zoning purposes.

20.	FIRE

(a)	If the Leased Premises are at any time damaged or destroyed as a result of fire, the elements, accident or other perils as are insured against from time to time pursuant to Paragraph 9 hereof, and if as a result of such occurrence: (i) fifty percent (50%) or more of the Leased Premises are rendered wholly unfit for occupancy; or (ii) the cost of repairing or rebuilding the Leased Premises exceeds twenty-five percent (25%) or more of the replacement cost thereof; or (iii) in the opinion of the Landlord’s architect or engineer, to be given as soon as reasonably possible after the occurrence of such damage or destruction, the Leased Premises cannot be repaired with reasonable diligence within one hundred and twenty (120) days of the happening of such damage or destruction, then, in each case, either party may, at its option, to be exercised within thirty (30) days of the happening of such occurrence, terminate the Lease by giving to the other party notice in writing of the election to terminate the Lease. In the event of such termination, the Lease and the Term hereby demised shall cease and be at an end as of the date of such damage or destruction and the Minimum Rent and all other additional rent for which the Tenant is liable under the terms of this Lease shall be apportioned and paid in full to the date of such destruction or damage.

(b)	If the Landlord does not elect to terminate the Lease in accordance with Subparagraph (a) of this Paragraph 20, then, the Landlord shall commence with all reasonable diligence to reconstruct, rebuild or repair the Leased Premises to the extent only of its obligations in respect of the original construction of the Leased Premises and exclusive of any work performed in and to the Leased Premises by or on behalf of the Tenant (the “Landlord’s Work of Reconstruction”). From the date of the happening of such damage or destruction and until the completion of the Landlord’s Work of Reconstruction, the Minimum Rent shall abate (i) in its entirety if, in the opinion of the Landlord’s architect or engineer, the Leased Premises are rendered wholly untenantable or (ii) proportionately, (to the portion of the Leased Premises rendered untenantable), if in the opinion of the Landlord’s architect or engineer, the Leased Premises are rendered untenantable only in part, subject, in either case, to the extent of the insurance proceeds actually received by the Landlord in respect of the insurance maintained pursuant to Paragraph 9(a)(iii).

(c)	If the Landlord shall elect to repair, reconstruct or rebuild the Leased Premises in accordance with the provisions of this Paragraph 20, the Landlord shall be entitled to use plans and specifications and working drawings in connection therewith other than those used in the original construction of the Leased Premises.

(d)	The decision of the Landlord’s architect or engineer as to (i) the time within which the Leased Premises can or cannot be repaired, (ii) the extent of the damage or destruction to the Leased Premises, (iii) the cost of repairing or rebuilding the Leased Premises, (iv) the date on which the Landlord’s Work of Reconstruction is completed, shall, in each case, be final and binding upon the parties hereto.

21.	ASSIGNMENT BY LANDLORD

The Landlord declares that it may assign its rights under this Lease to a lending institution as collateral security for a loan to the Landlord and in the event that such an assignment is given and executed by the Landlord, and notification thereof is given to the Tenant by or on behalf of the Landlord, it is expressly agreed between the Landlord and the Tenant that this Lease shall not be cancelled or modified for any reason whatsoever except as provided for, anticipated or permitted by the terms of this Lease or by law, without the consent in writing of such lending institution.

The Tenant covenants and agrees with the Landlord that it will, if and whenever reasonably required by the Landlord, consent to and become a party to any instrument relating to this Lease which may be required by or on behalf of any purchaser, lender or mortgagee from time to time of the Leased Premises.

22.	LIMITATION OF LANDLORD’S LIABILITY

The term “Landlord” as used in this Lease shall, so far as the covenants and obligations on the part of the Landlord are concerned, be limited to mean and include only the owner or owners at the time in question of the Leased Premises and in the event of any conveyance or transfer of ownership, by the Landlord herein named, and in the case of any subsequent transfer or conveyances, the then vendor or transferor shall be automatically freed and relieved, from and after the date of such transfer or conveyance, of all personal liability in respect of the performance of any covenants or obligations on the part of the Landlord contained in this Lease thereafter to be performed, save for its obligations and indemnity given under paragraph 30 provided that:

(a)	any funds in the hands of the Landlord or the then vendor or transferor at the time of such transfer, in which the Tenant has an interest, shall be turned over to the purchaser or transferee and any amount then due and payable to the Tenant by the Landlord or the then vendor or transferor under any provision of this Lease shall be paid to the Tenant; and

(b)	upon any such transfer or conveyance, the purchaser or transferee shall be deemed to have assumed, subject to the limitations of this paragraph, all of the terms, covenants and conditions contained in this Lease to be performed on the part of the Landlord.

It is the intention of the parties pursuant to this Paragraph 22 that the covenants and obligations contained in this Lease on the part of the Landlord shall, subject as aforesaid, be binding upon the Landlord, its successors and assigns, only during and in respect of their respective periods of ownership.

23.	SIGNS

The Tenant will not paint, fix, display, or cause to be painted, fixed or displayed, any sign, picture, advertisement, notice, lettering or decoration on any part of the exterior or the interior of the Leased Premises without, in each instance, the prior written approval of the Landlord. Any such signs or other advertising material, as aforesaid, shall be removed by the Tenant at the expiration or earlier termination of this Lease and the Tenant shall promptly repair any and all damage caused by such installation or removal. Any such signs shall, at all times, be in conformity with all relevant governmental requirements and shall otherwise be subject to the Tenant’s covenants in this Lease, and the Tenant so covenants with the Landlord.

24.	WAIVER OF BREACH

The waiver by the Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. The subsequent acceptance of rent hereunder by the Landlord shall not be deemed to be a waiver of any preceding breach by the Tenant of any term, covenant or condition of this Lease, regardless of the Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No covenant, term or condition of this Lease shall be deemed to have been waived by the Landlord unless such waiver is in writing and signed by the Landlord.

25.	NOTICES

Any notice, demand, request or other instrument which may be or is required to be given under this Lease shall be delivered personally or by a nationally recognized courier, or sent by registered mail, postage prepaid, or sent by facsimile transmission and shall be addressed (a) if to the Landlord at 1216 Sewells Road, Toronto, Ontario M1X 1S1, Attention: Ken Gold, Fax. No. 416-286-8690 or at such other address as the Landlord designates by written notice, and (b) if to the Tenant, at —, Fax No. — Any such notice, demand, request or consent is conclusively deemed to be given or made on the date upon which such notice, demand, request or consent is delivered, or if mailed, then four (4) business days (Saturdays, Sundays and statutory holidays excluded), following the date of mailing, or if sent by facsimile transmission then the next business day following confirmation that such facsimile transmission was sent, as the case may be, and the time period referred to therein commences to run from the time of delivery or four (4) business days following the date of mailing, or the next business day following confirmation that the facsimile transmission was sent, as the case may be. Either party may at any time give notice in writing to the other of any change of address of the party giving such notice and from or after the giving of such notice, the address therein specified is deemed to be the address of such party for the giving of notices hereunder. Provided, however, if the postal service is interrupted or substantially delayed for any reason whatsoever, then, any notice, demand, request or other instrument shall be delivered either personally or by authorized courier or by means of facsimile transmission.

26.	STATUS STATEMENT

Within ten (10) days after written request therefor by the Landlord, or in the event that upon any sale, assignment, lease or mortgage of the Leased Premises or the lands thereunder by the Landlord, a status statement shall be required from the Tenant, the Tenant hereby agrees to deliver in the form supplied by the Landlord a certificate to any proposed mortgagee or purchaser or to the Landlord, stating (if such be the case) that:

(a)	this Lease is unmodified and in full force and effect (or if there have been any modifications, that this Lease is in full force and effect as modified and identify the modification agreements, if any) or if this Lease is not in full force and effect, the certificate shall so state;

(b)	the date of the commencement of the Term;

(c)	the date to which the Minimum Rent has been paid under this Lease; and

(d)	whether or not there is any existing default by the Tenant in the payment of Minimum Rent or other sum of money under this Lease, and whether or not there is any other existing default by either party under this Lease with respect to which a notice of default has been served, and if there is any such default, specifying the nature and extent thereof.

27.	SUBORDINATION

This Lease and all of the rights of the Tenant hereunder are, and shall at all times, be subject and subordinate to any and all mortgages, trust deeds or the charge or lien resulting from any other method of financing or refinancing or any renewals, or extensions thereof, now or hereafter in force against the lands, buildings and improvements comprising the Leased Premises. Upon the request of the Landlord, the Tenant will subordinate this Lease and all of its rights hereunder in such form or forms as the Landlord may require to any such mortgage, trust deeds or the charge or lien resulting from any other method of financing or refinancing and to all advances made or hereafter to be made upon the security thereof, and will, if requested, attorn to the holder thereof. No subordination by the Tenant shall have the effect of permitting the holder of any mortgage or charge or other security to disturb the occupation and possession by the Tenant of the Leased premises, so long as the Tenant shall perform all of the terms, covenants, conditions, agreements and provisos contained in this Lease and so long as the Tenant executes contemporaneously, a document of attornment required by any such mortgagee or other encumbrancer. If within ten (10) days after the date of any request in respect thereof, the Tenant has not executed and delivered to the Landlord any instruments or certificates required pursuant to the provisions of this Paragraph 27 or Paragraph 26 hereof, then, the Tenant hereby irrevocably appoints the Landlord as the Tenant’s attorney with full power and authority to execute and deliver in the name of the Tenant any such instruments or certificates.

28.	IMPOSSIBILITY OF PERFORMANCE

Notwithstanding anything to the contrary contained in this Lease, if either party hereto is bona fide delayed or hindered in or prevented from the performance of any term, covenant or act required hereunder by reason of strikes, labour troubles, inability to procure materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, acts of God, or other reasons whether of a like nature or not which is not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then, the performance of such term, covenant or act is excused for the period of the delay and the party so delayed shall be entitled to perform such term, covenant or act within the appropriate time period after the expiration of the period of such delay. However, the provisions of this Paragraph 28 shall not in any way operate to excuse the Tenant from the prompt payment of Minimum Rent and additional rent or any of the payments required by the terms of this Lease.

29.	OPTION TO RENEW

(a)	Provided the Tenant:

(i)	has duly and regularly made all Minimum Rent, additional rent and other sums required to be paid pursuant to this Lease and within the times and in the manner set out in this Lease, including any cure periods;

(ii)	has duly and regularly observed and performed each and every one of the terms, covenants and conditions contained in the Lease on its part to be observed and performed and within the times and manner set out in the Lease, including any cure periods; and

(iii)	either personally or through its affiliated companies is in possession of and conducting its business in the whole of the Leased Premises in accordance with the terms of the Lease;

it, the Tenant, shall have three (3) options to renew each for a term of five (5) years (each being hereinafter called a “Renewal Term”) upon the same terms and conditions as herein more particularly set forth save for Minimum Rent and save for further renewals (subject to those specified herein) provided the Tenant notifies the Landlord in writing at least six (6) months prior to the expiration of the Term of its wish to exercise such option.

(b)	With respect to Minimum Rent during any Renewal Term more particularly referred to in the immediate preceding paragraph such rent shall be mutually agreed upon by the parties hereto, or failing agreement, shall be fixed by binding arbitration as hereinafter provided, always subject to the same covenants, provisos, and conditions as herein contained. If such Minimum Rent is to be settled by arbitration, such rent shall be governed by current market rent for similar premises in the area in effect as of the first day of the Renewal Term in question and having regard to the following:

(i)

If the parties hereto are unable to agree upon annual Minimum Rent with respect to any Renewal Term pursuant to the provisions of the immediately preceding paragraph by the first day of the third month immediately preceding the commencement of any Renewal Term, since time is recognized to be of the essence hereof, it is agreed that either party may at any time thereafter give notice to the other party of its desire to submit the matter regarding annual Minimum Rent with respect to the Renewal Term to arbitration. Such notice shall give the name of the arbitrator who is the nominee of the party giving such notice. Within ten (10) business days after the receipt of such notice, the party receiving it shall give notice to the other party of its nominee as arbitrator, and the two (2) arbitrators so named shall within ten (10) days of the appointment of the second of them agree upon the third arbitrator who shall be chairperson of the panel. If the party receiving the said notice shall not give notice to the other party of its nominee as arbitrator within the said ten (10) business days, then the nominee of the party who shall have given the said notice shall proceed as the sole member of the board of arbitration and his/her decision shall be final and binding upon the parties hereto. If the two (2) arbitrators first named are unable to agree upon the choice of the third arbitrator either party may apply to a judge of the Superior Court of Ontario who is hereby authorized and empowered to appoint the third arbitrator. The decision of the sole arbitrator or of any two (2) of the three (3) arbitrators (as the case may be) shall be deemed to be the decision of the entire panel, and shall be final and binding on all parties in interest and shall not be subject to appeal in any jurisdiction. The panel of arbitrators shall have full power and authority to hear evidence under oath or otherwise as it may decide to be proper, and to assess the costs of the arbitration against either or both of the parties hereto.

(ii)	If the annual Minimum Rent payable during the Renewal Term in question is finally determined, whether by mutual agreement or by arbitration, after the expiration of the immediately preceding Term or Renewal Term (as the case may be), all necessary adjustments in respect of any overpayment or underpayment by the Tenant shall be made within thirty (30) days following such determination.

(iii)	It is understood and agreed that pending finalization of annual Minimum Rent for the Renewal Term in question, the Tenant shall continue to pay annual Minimum Rent as referred to in the last year of the immediately preceding Term or Renewal Term (as the case may be) until such time as determination has been made with respect to annual Minimum Rent applicable to such Renewal Term.

30.	HAZARDOUS MATERIALS

(a)	The Tenant hereby covenants that it will not bring or allow to be brought to, in or on the Leased Premises any Hazardous Materials (as hereinafter defined), and it will not cause or permit to be caused any Hazardous Materials to be placed, held, located, used, processed, stored or disposed of on, under or at the Leased Premises, and that its business and assets will at all times during the Term of this Lease operate and be maintained in compliance with applicable laws, regulations and standards, criteria, policies and guidelines (in each case, to the extent required by law) intended to protect and/or conserve the environment and/or protect human and/or animal health and well-being (individually and collectively being the “Laws”), including, without limitation, Laws respecting the control, handling, management, labeling, reporting, notification, processing, storage, discharge, emission, spill, leakage or disposal of any Hazardous Materials; and that it will not do or omit to be done anything that will cause any regulatory or enforcement actions or activities in respect thereof to be instituted or conducted at the Leased Premises by or under any statutory or regulatory authority.

(b)	The Tenant covenants that it will permit the Landlord, or those duly authorized by the Landlord, to carry out intrusive work, including drilling, and to conduct tests, inspections, sampling, monitoring and appraisals of the Leased Premises, including, without limitation, the right to conduct soil, air, chemical, materials, and/or water tests, and to take and remove samples, materials, structures and things from the Leased Premises, and any part of the Leased Premises, and any records, business and assets insofar as they relate to the Leased Premises to determine and ensure compliance with any Laws and this paragraph of this Lease (an “Environmental Audit”) , upon reasonable notice to the Tenant of not less than three (3) business days, and further provided that the Landlord shall take all reasonable care to minimize any disruption of the Tenant’s operations or use of the Leased Premises.

(c)

In the event that the Environmental Audit reveals that the Tenant is storing, handling, transporting, manufacturing, processing or otherwise dealing with any Hazardous Materials in the Leased Premises in a manner contrary to any applicable laws or regulations, the Landlord shall give the Tenant ten (10) days within which to amend its manner of storing, handling, transporting, manufacturing, processing or otherwise dealing with such Hazardous Materials to comply with acceptable environmental protection practices. The Tenant shall further forthwith carry out such procedures as are, in the sole and reasonable opinion of the Landlord, necessary to correct any damage which may have been caused to the Leased Premises by the Tenant and any adjoining lands, and to forestall any damage to the Leased Premises and adjoining lands which in the reasonable opinion of the Landlord may be created by the unsatisfactory storing, handling, transporting, manufacturing, processing or otherwise dealing with any Hazardous Materials by the Tenant.

(d)	In the event that the Tenant shall be in default of the provisions hereof and fail to amend its practices or take such corrective measures as are required pursuant to sub-paragraph (c) immediately preceding within the aforesaid ten (10) day period, or such shorter period of time if the Landlord, acting reasonably, believes that an emergency exists, the Landlord shall have the right to enter upon the Leased Premises and carry out such procedures as are, in the sole and reasonable opinion of the Landlordlegally necessary to correct any damage which may have been caused to the Leased Premises by the Tenant, or to forestall any damage to the Leased Premises which in the reasonable opinion of the Landlord may be created by the unsatisfactory storing, handling, transporting, manufacturing, processing or otherwise dealing with such Hazardous Materials, and the Tenant shall pay to the Landlord on demand, as Additional Rent, all costs and expenses of carrying out such procedures.

(e)	The Tenant will fully comply with the orders of all governmental authorities concerning pollution control and environmental clean-ups of the Leased Premises for which it is responsible, and if the Landlord is required by the governmental authorities to do anything in relation to an environmental problem caused by the Tenant, the Tenant will, upon receipt of notice from the Landlord, carry out the order at the Tenant’s expense. If the Tenant fails or refuses to promptly and fully carry out an order, or if, in the Landlord’s reasonable opinion, the Tenant is not competent to carry out the order, the Landlord may, upon notice to the Tenant, carry out the whole or any part of the order, and the Tenant will pay all costs incurred by the Landlord in so doing, together with an administration fee of fifteen percent (15%) of such costs.

(f)	In the event that the Tenant ascertains that Hazardous Materials from off-site will likely migrate or have already migrated into, onto or through the Leased Premises, the Tenant shall forthwith notify that Landlord thereof; failing such notification the Tenant shall indemnify the Landlord for any costs or liability incurred by the Landlord as a result of such Hazardous Materials.

(g)	The Tenant hereby indemnifies the Landlord and agrees to hold it harmless from and against any and all losses, liabilities, requirements, directions, orders damages, costs, expenses and claims of any and every kind whatsoever which at any time or from time to time may be asserted against or issued to the Landlord, or paid, incurred or suffered by the Landlord, with respect to, arising from or as a result of the presence, release, discharge, emission, spill, handling, containment or disposal of Hazardous Materials at, in, on, through and/or from the Leased Premises or into, in, through or on any land, air, water or wet land, where the source or the presence of the Hazardous Materials is from, relates to, or arises from the Tenant’s and/or its employee’s, guest’s, contractor’s, occupant’s, invitee’s, hauler’s, transporter’s, and those for whom the Tenant is at law or otherwise responsible or liable, use, occupation or operations at or related to the Leased Premises (including, without limitation: (i) the costs of responding to, defending, appealing, reviewing, counter-claiming and/or claiming over against or in respect of any action, application, order, direction or matter caused by or arising from such use, occupation or operations and (ii) any cost, liability or damages arising out of a settlement or compromise of any action or proceeding entered into or suffered by the Landlord with or without the consent of the Tenant, caused by or arising from such use, occupation or operations);

(h)	The Landlord hereby indemnifies the Tenant and agrees to hold it harmless from and against any and all losses, liabilities, requirements, directions, orders damages, costs, expenses and claims of any and every kind whatsoever which at any time or from time to time may be asserted against or issued to the Tenant, or paid, incurred or suffered by the Tenant, with respect to, arising from or as a result of the presence, release, discharge, emission, spill, handling, containment or disposal of Hazardous Materials at, in, on, through and/or from the Leased Premises or into, in, through or on any land, air, water or wet land, where the source or the presence of the Hazardous Materials is from, relates to, or arises from any condition of the Leased Premises existing as of the Commencement Date, or any condition of the Leased Premises caused by the Landlord’s and/or its employee’s, guest’s, contractor’s, occupant’s, invitee’s, hauler’s, transporter’s, prior tenants and those for whom the Landlord is at law or otherwise responsible or liable, use, occupation or operations at or related to the Leased Premises (including, without limitation: (i) the costs of responding to, defending, appealing, reviewing, counter-claiming and/or claiming over against or in respect of any action, application, order, direction or matter caused by or arising from such use, occupation or operations and (ii) any cost, liability or damages arising out of a settlement or compromise of any action or proceeding entered into or suffered by the Tenant with or without the consent of the Landlord, caused by or arising from such use, occupation or operations);

(i)	The provisions of this paragraph, and the undertakings and indemnifications set out in this paragraph, shall survive the termination of this Lease by reason of effluxion of time or otherwise.

(j)	For purposes of this paragraph, “Hazardous Materials” means any contaminant, pollutant, chemical, substance, material product and/or thing that when placed, released, emitted or discharged to, on, into, through or from the natural environment, structure or building may then cause or result in, or at some immediate or future time cause or result in, impairment, adverse effect, risk, harm or degradation to the natural environment, or risk harm to human health and/or flora and fauna; and without restricting the generality of the foregoing, Hazardous Materials includes any degraded, reduced or resulting chemical, or anything defined in any applicable statute or regulation as a hazardous waste or hazardous material, or any subset thereof.

(k)	The Landlord hereby represents that to the best of its knowledge:

(i)	any Hazardous Materials at the Leased Premises are being used, stored and processed in compliance with applicable Laws, or consistent with accepted industry practice and usage;

(ii)	parties operating at the Leased Premises are now materially complying with applicable Laws;

(iii)	there are not now, nor have there been during the Landlord’s period of ownership of the Leased Premises any significant releases of Hazardous Materials at the Leased Premises; and,

(iv)	there are no pending or extant environmental enforcement or administrative actions, charges, orders, prosecutions, claims or notices of violation against or issued to the Landlord and/or its current tenant in respect of or related to the Leased Premises.

31.	CONDEMNATION

If the whole or any part of the Leased Premises shall be taken by right of eminent domain or by a conveyance in lieu thereof, this Lease shall, as to the part so taken, terminate as of the date title shall vest in the condemnor, provided, however, that in the vent of any partial taking, the Tenant shall pay the rent herein reserved without reduction to the date of taking and thereafter the rent shall proportionately abate, and provided further, that if in the judgment of either party, the area remaining after such taking or conveyance will not be suitable for the purpose set forth Section 3 hereof, said party shall have the option of canceling this Lease by giving the other party ten (10) days’ written notice of the intention to do so, and if so cancelled, each party shall be relieved of any further obligation or liability to the other thereafter, except as to obligations or liabilities accruing up to and including the date of cancellation. The Tenant shall not share in any award by virtue of its tenancy, and hereby assigns and sets over to the Landlord any award, claim, or demand whatsoever to which the Tenant may be entitled by reason of such taking.

32.	MISCELLANEOUS

The Landlord and Tenant agree that:

(a)	Successors and Assigns

All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective permitted heirs, executors, administrators, successors and assigns of the said parties, and if there shall be more than one Tenant, they shall be bound jointly and severally by the terms, covenants and agreements contained herein. No rights, however, shall enure to the benefit of any assignee of the Tenant unless the assignment to such assignee has been approved by the Landlord in writing as provided in Paragraph 8(k) hereof.

(b)	Accord and Satisfaction

No payment by the Tenant or receipt by the Landlord of a lesser amount than the monthly Minimum Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement or any cheque or any letter accompanying any cheque or payment as rent be deemed an accord and satisfaction, and the Landlord may accept such cheque or payment without prejudice to the Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided.

(c)	Entire Agreement

This Lease and the Schedules and Riders, if any, attached hereto and forming a part hereof, together with the rules and regulations promulgated by the Landlord from time to time set forth all the covenants, promises, agreements conditions and understandings between the Landlord and the Tenant concerning the Leased Premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon the Landlord or the Tenant unless in writing and signed by each of them.

(d)	Captions and Paragraph Numbers

The captions, section numbers, article numbers, and index appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such paragraphs or articles of this Lease, nor in any way affect this Lease.

(e)	Extended Meanings

The word “Tenant” shall be deemed to include the word “lessee” and shall mean each and every person or party mentioned as a tenant herein, be the same one or more, and if there shall be more than one Tenant, any notice required or permitted by the terms of this Lease may be given by or to any one thereof, and shall have the same force and effect as if given by or to all thereof. Any reference to “Tenant” shall include, where the context allows, the servants, employees, agents, and invitees of the Tenant and all others over whom the Tenant exercises control. Wherever the word Landlord is used in this Lease, it shall be deemed to include the word “lessor” and to include the Landlord and its duly authorized representatives The words “hereof “, “herein hereunder” and similar expressions used in any paragraph or subparagraph relate to the whole of this Lease, and not to that paragraph or that subparagraph only, unless otherwise expressly provided.

The use of the neuter singular pronoun to refer to the Landlord or the Tenant shall be deemed a proper reference even though the Landlord or the Tenant may be an individual, a partnership, a corporation, or a group of two or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to either corporations, associations, partnerships, or individuals, (males or females), shall in all instances be assumed as though in each case fully expressed.

(f)	Partial Invalidity

If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and enforced to the fullest extent permitted by law.

(g)	Registration

The Tenant shall not record this Lease without the written consent of the Landlord. However, upon the request of either party hereto, the other party shall join in the execution of a notice or so-called “short form memorandum of lease” for the purposes of recording. Said memorandum or short form memorandum of lease shall only describe the parties, the Leased Premises, the Term, and any other registry office requirements which are necessary in order to record such memorandum of lease, except, notwithstanding anything to the contrary, the notice shall not set out or disclose any rent or financial information, and shall be (1) prepared by the Tenant’s attorneys, (2) subject to the approval of the Landlord and its attorneys and (3) recorded at the Tenant’s expense.

(h)	Governing Law

This Lease shall be construed in accordance with, and governed by, the laws of the State of New York.

(i)	Time of the Essence

Time shall be of the essence of this Lease and of every part hereof.

(j)	Notice by Tenant

The Tenant shall, when it becomes aware of same, or when the Tenant, acting reasonably, should have become aware of same, notify the Landlord of any damage to, or deficiency or defect in any part of the Leased Premises, and any equipment or utility systems, or any installation located therein, notwithstanding the fact that the Landlord may have no obligation with respect to same.

(k)	Right of First Refusal

The Landlord hereby grants to the Tenant a right of first refusal to purchase the Leased Premises in the event the Landlord receives an offer to purchase which the Landlord has accepted (“Accepted Offer”) upon the same terms and conditions set forth in the Accepted Offer. In the event the Landlord receives an Accepted Offer, it shall send a copy of the Accepted Offer to the Tenant, and the Tenant shall have fourteen (14) days after receipt of the Accepted Offer to elect by written notice to the Landlord to purchase the Leased Premises upon the same terms and conditions. If the Tenant fails to respond within the specified time period or gives written notice that it has chosen not to elect to purchase, then the Landlord shall have the right to complete the sale pursuant to the Accepted Offer.

IN WITNESS WHEREOF the Landlord and the Tenant have executed this Lease as of the date first above written.

DELANA REALTYINC. (Landlord)

Per:
Name:
Title:

FENIX PARTS CANADA INC. (Tenant)

Per:
Name:
Title:

Per:
Name:
Title:

SCHEDULE “A”

LEGAL DESCRIPTION:

APN/Parcel ID: 291100-130-014-0002-042-000